    Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT, BECAUSE IT IS (1) NOT MATERIAL AND (2) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. “[***]” INDICATES THAT INFORMATION HAS BEEN REDACTED.

Execution Version

ASSET PURCHASE AGREEMENT
BY AND AMONG
WHEELS UP PARTNERS LLC,
GRANDVIEW AVIATION LLC,
AND
GLOBAL MEDICAL RESPONSE, INC.
DATED AS OF OCTOBER 22, 2024

TABLE OF CONTENTS
        Page
ARTICLE I DEFINITIONS    1
Section 1.1    Definitions    1
ARTICLE II PURCHASE AND SALE; PAYMENT OF PURCHASE PRICE    13
Section 2.1    Purchase and Sale of Acquired Assets and Assumption of Assumed Liabilities.    13
Section 2.2    Closing Date Statement; Funds Flow    16
Section 2.3    Post-Closing Adjustment    16
Section 2.4    Post-Closing Adjustment Amount    18
Section 2.5    Withholdings    18
Section 2.6    Assignment of Acquired Assets    18
ARTICLE III CLOSING    19
Section 3.1    Time and Place of Closing    19
Section 3.2    Actions at Closing    19
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES    22
Section 4.1    Organization, Good Standing and Qualification    22
Section 4.2    Authorization; Binding Obligations    22
Section 4.3    Absence of Conflicts; No Consents    22
Section 4.4    Consents and Filings    22
Section 4.5    Litigation.    23
Section 4.6    Compliance with Applicable Law    23
Section 4.7    Absence of Changes    23
Section 4.8    Agreements    23
Section 4.9    Title to and Condition of Acquired Assets    24
Section 4.10    Labor and Employment    24
Section 4.11    Employee Benefits    25
Section 4.12    Tax Returns and Payments    25
Section 4.13    Aviation Matters    26
Section 4.14    Data Privacy    27
Section 4.15    OFAC    27
Section 4.16    Certain Payments; Money Laundering.    28
Section 4.17    Customers    28
Section 4.18    Brokers    28
Section 4.19    No Additional Representations and Warranties    28
Section 4.20    Non-Reliance    28
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER    29
Section 5.1    Organization, Good Standing and Qualification    29
Section 5.2    Authorization; Binding Obligations    29
i

Section 5.3    Absence of Conflicts    29
Section 5.4    Consents and Filings    29
Section 5.5    Litigation    30
Section 5.6    Financing    30
Section 5.7    No Additional Representations and Warranties    31
Section 5.8    Non-Reliance    31
ARTICLE VI COVENANTS    31
Section 6.1    Conduct of Business of Seller    31
Section 6.2    Access to Information    33
Section 6.3    Notification of Certain Matters    34
Section 6.4    Further Assurances    35
Section 6.5    Consents; Filings.    35
Section 6.6    Tax Matters    36
Section 6.7    Restrictive Covenants    38
Section 6.8    Post-Closing Asset Transfers    42
Section 6.9    Aircraft Inspection    42
Section 6.10    Lien Releases; FAA Agent    44
Section 6.11    International Registry    44
Section 6.12    Financing    45
Section 6.13    Employee Matters    46
Section 6.14    Exclusivity.    48
ARTICLE VII CONDITIONS PRECEDENT    49
Section 7.1    Conditions to Obligations of All Parties    49
Section 7.2    Conditions to Obligations of Buyer    49
Section 7.3    Conditions to Obligations of Seller    50
ARTICLE VIII TERMINATION    51
Section 8.1    Termination    51
Section 8.2    Buyer Termination Fee    52
Section 8.3    Effect of Termination    53
ARTICLE IX INDEMNIFICATION    54
Section 9.1    Survival of Representations, Warranties and Covenants    54
Section 9.2    Indemnification    54
Section 9.3    Calculation of Losses; Determination of Application.    55
Section 9.4    Indemnification Procedures    56
Section 9.5    Manner of Payment    57
Section 9.6    Treatment of Indemnity Payments    58
Section 9.7    Indemnification Exclusive Remedy    58
ARTICLE X MISCELLANEOUS    58
Section 10.1    Amendment and Waiver    58
Section 10.2    Notices    58

Section 10.3    Binding Agreement; Assignment    60
Section 10.4    Severability    60
Section 10.5    Other Definitional Provisions    60
Section 10.6    Captions    61
Section 10.7    Entire Agreement    61
Section 10.8    Counterparts and Electronic Signatures    61
Section 10.9    Waiver of Jury Trial    61
Section 10.10    Public Announcements    62
Section 10.11    Jurisdiction and Venue    62
Section 10.12    Governing Law    63
Section 10.13    Parties in Interest    63
Section 10.14    Rules of Construction.    63
Section 10.15    Expenses    64
Section 10.16    Enforcement    64
Section 10.17    No Recourse    65

EXHIBITS

Exhibit A	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit B	Form of GRP Termination Notice
Exhibit C	Form of Master Aircraft Operating Agreement
Exhibit D	Form of Transition Services Agreement
Exhibit E-1	Form of Warranty Bill of Sale
Exhibit E-2	Form of Assignment of Warranties and Other Rights
Exhibit E-3	Form of Aircraft Delivery Receipt
Exhibit F	Form of Guaranty
Exhibit G	Inspection Workscope
Exhibit H	Form of Technical Acceptance Letter
Exhibit I	Form of Membership Agreement

SCHEDULES

Schedule 1.1(a)	Acquired Assets
Schedule 1.1(b)	Aircraft Delivery Condition
Schedule 1.1(c)	Excluded Aircraft Adjustment Amount
Schedule 2.1(b)	Excluded Assets
Schedule 3.2(c)(vi)	Required Written Consents
Schedule 3.2(c)(vii)	Evidence of Assignment
Schedule 6.1	Conduct of Business
Schedule 6.5	Consents and Notices
Schedule 6.13	Retention Program

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of October 22, 2024, by and among Wheels Up Partners LLC, a Delaware limited liability company (“Buyer”), Grandview Aviation LLC, a Delaware limited liability company (“Seller”), and Global Medical Response, Inc., a Delaware corporation, Seller’s ultimate parent company (“Seller Ultimate Parent”, and collectively with Seller, the “Seller Parties”). Each of Buyer, Seller and Seller Ultimate Parent shall each be referred to herein as a “Party” and collectively as the “Parties”. Unless otherwise defined herein, capitalized terms used in this Agreement are defined in Article I.
RECITALS
WHEREAS, Seller desires to sell, transfer, and assign to Buyer, and Buyer desires to purchase and assume from Seller, the aircraft listed on Schedule 1.1(a) hereto, together, in each case with the respective appurtenances, appliances, parts, instruments, components, accessions, equipment and furnishings installed thereon or in Seller’s possession (collectively, the “Acquired Aircraft”) and certain assets and liabilities held by Seller, on the terms and subject to the conditions set forth in this Agreement; and
WHEREAS, Seller’s sole equityholder, and the Board of Directors of Seller Ultimate Parent have each unanimously (a) determined that it is advisable for, and in the best interests of, Seller and Seller Ultimate Parent to enter into this Agreement and the other Transaction Documents to which either of them is party and (b) approved the execution and delivery of this Agreement and the other Transaction Documents to which Seller and/or Seller Ultimate Parent is party, the performance by such Party of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.
NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions. As used in this Agreement, the following terms shall have the meanings specified:
“Acquired Aircraft” has the meaning set forth in the Recitals. For the avoidance of doubt, following the termination of this Agreement by Buyer pursuant to Section 8.1(c) with respect to any Excluded Aircraft, “Acquired Aircraft” shall mean the aircraft listed on Schedule 1.1(a) hereto other than any Excluded Aircraft.
“Acquired Assets” has the meaning set forth in Section 2.1(a).

“Acquired Contracts” means, collectively, those Contracts described on Schedule 1.1(a) hereto.
“Acquired Inventory” means, collectively, all loose equipment, engine covers, wiring diagrams, took kits, spare parts, rotables, and any other associated accessories and equipment related to the Acquired Aircraft. A list of the Acquired Inventory as of the date hereof is set forth on Schedule 1.1(a) hereto.
“Action” means any claim, demand, notice, request for information, action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.
“Adjustment Amount” means an amount equal to (a) the Final Purchase Price, as finally determined pursuant to Section 2.3, minus (b) the Estimated Purchase Price. For the avoidance of doubt, the Adjustment Amount may be a positive or a negative number.
“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.
“Agreement” has the meaning set forth in the Preamble.
“Aircraft Delivery Condition” means the following conditions with respect to each Acquired Aircraft: (i) such Acquired Aircraft has a valid and current United States Certificate of Airworthiness and registered in the United States of America with the FAA, except for any such Acquired Aircraft undergoing maintenance or repairs as agreed to by the Parties, (ii) such Acquired Aircraft has all installed aircraft systems, avionics, furnishings, accessories, and installed equipment functioning normally and within manufacturer’s specifications and limits, (iii) such Acquired Aircraft is in an airworthy condition, without any non-standard or recurring inspections required outside of the standard manufacturer’s recommended maintenance program, (iv) such Acquired Aircraft has no undisclosed history of damage or corrosion, (v) such Acquired Aircraft has applicable Airworthiness directives and mandatory service bulletins, or equivalent, with mandatory compliance dates on or before the Closing Date, complied with, (vi) such Acquired Aircraft is enrolled on CAMP or other mutually agreeable maintenance tracking program, (vii) such Acquired Aircraft has complete and consecutive logbooks/records in the English language and all Acquired Aircraft operational manuals up to the latest revisions, (viii) all Discrepancies with respect to such Acquired Aircraft identified during the Inspections, including any test flight, have been corrected at Sellers expense and such Acquired Aircraft has returned to service as airworthy, (ix) such Acquired Aircraft has free and clear title with no outstanding Liens (other than Permitted Liens), (x) except as set forth on Schedule 1.1(b) hereto, such Acquired Aircraft has no scheduled hourly or calendar maintenance due prior to the Closing Date and/or within 30 flight hours following the Closing Date, (xi) such Acquired Aircraft is in substantially the same condition as when Buyer completed the Inspection with the exception of the correction of any Discrepancies and normal wear and tear; and (xii) such Acquired Aircraft has no leased or loaned equipment installed thereon or therein.
“Aircraft Documents” means, with respect to an Acquired Aircraft, all documents and records relating to or required to be maintained with respect to such Acquired Aircraft in Seller’s possession, including, without limitation, all airframe, engine, and accessory logbooks (complete and continuous since new in the English language, in compliance with applicable manufacturer requirements or recommendations, as well as applicable FAA requirements), weight and balance manuals, overhaul records, maintenance records, wiring diagrams, supplemental type certificates and technical data, and all issued FAA Form 337’s, manufacturer’s checklists, and any and all other related records in Seller’s possession, but excluding journey logs, passenger manifests, tax, financial and other similar confidential or proprietary records that are not required by Buyer to be able to document the on-going maintenance history of the Acquired Aircraft.
“Airworthy” or “Airworthiness” means, with respect to any Acquired Aircraft, that such Acquired Aircraft conforms to its type certification issued by the FAA and as defined in the manufacturer’s maintenance manual, and is in a safe condition for flight pursuant to 14 C.F.R. Part 91 and 14 C.F.R. Part 135.
“Alternative Financing” has the meaning set forth in Section 6.12(a).
“Applicable Laws” means all applicable federal, state, provincial, local or foreign laws, including the common law, statutes, rules, regulations, ordinances, directives, judgments, orders (judicial or administrative), decrees, injunctions and writs of any Governmental Entity or any similar provisions having the force or effect of law.
“Assumed Jet Card Program Contract” means each Acquired Contract with Seller’s customers as part of its jet card program that is identified on Schedule 1.1(a).
“Assumed Liabilities” has the meaning set forth in Section 2.1(c).
“Base Purchase Price” means $105,000,000 minus the aggregate Excluded Aircraft Adjustment Amount(s) of all Excluded Aircraft (if any).
“Baseline Retention Date” has the meaning set forth in Section 6.13(b).
“Benefit Plans” means (a) employee benefit plans as defined in Section 3(3) of ERISA; (b) all other pension, retirement, group insurance, severance pay, deferred compensation, excess or supplemental benefit, employment, vacation, stock, stock option, equity-based compensation, phantom stock, fringe benefit and incentive plans, contracts, schemes, programs, funds, commitments, or arrangements of any kind; and (c) all other plans, contracts, schemes, programs, funds, commitments, or arrangements providing money, services, property or other benefits, whether written or oral, formal or informal, qualified or nonqualified, funded or unfunded, and including any that have been frozen or terminated, in each case, which pertain to any Potential Hired Employee.
“Bill of Sale and Assignment and Assumption Agreement” means the Bill of Sale and Assignment and Assumption Agreement between Seller and Buyer in the form attached as Exhibit A hereto.
“Bulk Sale Laws” means any bulk sales, bulk transfer or similar Applicable Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Acquired Assets as a result of the transactions contemplated by this Agreement.
“Business” means the private aviation services business conducted by Seller as of the Closing Date, which includes aircraft charter flight services, air charter brokerage services, aircraft management services and aircraft maintenance services.
“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in the State of New York are authorized or required by Applicable Law or other action of a Governmental Entity to close or a day upon which the FAA Registry is closed or not accepting documents for filing.
“Business Employee” means an employee of Seller or its Affiliates primarily providing services in relation to the Business.
“Buyer” has the meaning set forth in the Preamble.
“Buyer Acquired Aircraft Taxes” has the meaning set forth in Section 6.6(e)(i).
“Buyer Closing Certificate” has the meaning set forth in Section 7.3(c).
“Buyer Disclosure Schedule” means that certain disclosure letter from Buyer to Seller delivered concurrently with the execution and delivery of this Agreement.
“Buyer Fundamental Representations” means those representations and warranties set forth in Section 5.1, Section 5.2, and Section 5.3(a).
“Buyer Indemnitee” has the meaning set forth in Section 9.2(a).
“Buyer Related Parties” has the meaning set forth in Section 8.3(b).
“Buyer Termination Fee” means an amount equal to $4,000,000.
“Closing” has the meaning set forth in Section 3.1.
“Closing Cash Payment” means an amount equal to the Estimated Purchase Price.

“Closing Date” has the meaning set forth in Section 3.1.
“Closing Date Statement” has the meaning set forth in Section 2.2.
“Confidential Information” means, with respect to any Person, all information of a confidential, non-public or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, of such Person.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of August 9, 2024, between WUEI and Seller Ultimate Parent.
“Contract” means any contract, obligation, understanding, undertaking, arrangement, commitment, lease, license, purchase order, bid, promise or other agreement, in each case, whether written or oral.
“Convention” has the meaning set forth in Section 6.11.
“Cure Period” has the meaning set forth in Section 8.1(b)(i).
“Customer Records” has the meaning set forth in Section 2.1(a)(vii).
“Data Protection Requirements” means all of the following: (a) all Applicable Laws relating to the privacy or security of Personal Data and (b) any provisions regarding the privacy or security of Personal Data in the Acquired Contracts.
“Data Room” means the virtual data room or share site established and maintained by Seller in connection with the transactions contemplated by this Agreement.
“Debt Fee Letter” has the meaning set forth in Section 5.6.
“Debt Financing” has the meaning set forth in Section 5.6.
“Debt Financing Commitment” has the meaning set forth in Section 5.6.
“Department of Transportation” means the United States Department of Transportation and/or the Secretary of Transportation, or any person, governmental department, bureau, authority, commission or agency succeeding to the functions thereof.
“Disclosure Schedule” means that certain disclosure letter from Seller to Buyer delivered concurrently with the execution and delivery of this Agreement.
“Discrepancy” or “Discrepancies” means, with respect to any Acquired Aircraft, all discrepancies identified by the Inspection Facility that the Inspection Facility reasonably deems are necessary to be corrected in order to render such Acquired Aircraft in the Aircraft Delivery Condition. For the avoidance of doubt, it is expressly agreed that the term “Discrepancies” does not include (i) any merely cosmetic / non-airworthiness items, (ii) the matter described in Section 1.1(b) of the Disclosure Schedule or (iii) or any other items the correction of which is not necessary to render the Acquired Aircraft in the Aircraft Delivery Condition.
“Eligible Retention Program Participant” has the meaning set forth in Section 6.13(c).
“Enforceability Exceptions” has the meaning set forth in Section 4.2.
“Environmental Laws” means any applicable law, regulation, or other requirement of any Governmental Entity relating to pollution, protection of the environment or protection of employee or public health and safety from exposure to Hazardous Substances, including all those relating to the manufacture, handling, transport, use, treatment, storage, release, threatened release or disposal of Hazardous Substances.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Estimated Purchase Price” means an amount equal to (a) the Base Purchase Price, minus (b) the Estimated Selected Assumed Liability Amount.
“Estimated Selected Assumed Liability Amount” has the meaning set forth in Section 2.2.
“Excluded Aircraft” means any Acquired Aircraft with respect to which this Agreement is terminated by Buyer in accordance with Section 8.1(c).
“Excluded Aircraft Adjustment Amount” means, with respect to each Excluded Aircraft, the amount set forth opposite such aircraft on Schedule 1.1(c) hereto.
“Excluded Assets” has the meaning set forth in Section 2.1(b).
“Excluded Liabilities” has the meaning set forth in Section 2.1(d).
“FAA” means the United States Federal Aviation Administration and/or the Administrator of the Federal Aviation Administration, or any person, governmental department, bureau, authority, commission or agency succeeding to the functions of any of the foregoing, including, where applicable, the Transportation Security Administration.
“FAA Agent” has the meaning set forth in Section 6.10(a).
“FAA Bill of Sale” has the meaning set forth in Section 3.2(c)(iii).
“FAA Registry” means the FAA Civil Aircraft Registry.
“Final Purchase Price” means an amount equal to (a) the Base Purchase Price, minus (b) the Selected Assumed Liability Amount, as finally determined pursuant to Section 2.3.

“Finalization Date” has the meaning set forth in Section 2.3(b).
“Flight Costs” has the meaning set forth in Section 6.9(a).
“Fraud” means, intentional common law fraud with respect to the making of any representation or warranty set forth in Article IV and/or Article V by a Party (as modified and limited by the Disclosure Schedule or the Buyer Disclosure Schedule, as applicable); provided, however, that for the avoidance of doubt, “Fraud” shall not include any type of constructive fraud or any claim based on negligence or recklessness.
“Fundamental Representations” means the Buyer Fundamental Representations and the Seller Party Fundamental Representations.
“Funds Flow” has the meaning set forth in Section 2.2.
“GAAP” means United States generally accepted accounting principles as in effect on the date hereof.
“Governmental Entity” means any (a) principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal or foreign government; (c) governmental or quasi-governmental entity of any nature (including any governmental entity, division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); and (d) individual, entity or body exercising, or entitled to exercise, any governmental executive, legislative, judicial, administrative, regulatory, audit, investigative, police, military or taxing authority or power on behalf of the above noted entities.
“GRP Agreement” means the Fleet Guaranteed Revenue Program Agreement, dated as of November 1, 2021, by and between Buyer and Seller, as amended, supplemented or modified to and including the effective date of termination.
“GRP Termination Notice” means that certain termination notice, substantially in the form attached hereto as Exhibit B, to be duly executed by each of Buyer and Seller, which shall terminate the GRP Agreement.
“Hazardous Substance” means any pollutant, contaminant or toxic or hazardous material, substance or waste or petroleum or any fraction thereof.
“Hired Employees” means any Potential Hired Employee who has accepted an offer of employment from Buyer in connection with the transactions contemplated by this Agreement in accordance with Section 6.13.
“Indemnified Person” has the meaning set forth in Section 9.4(a).

“Indemnified Taxes” means, without duplication, (a) Taxes of Seller or Taxes otherwise imposed on the Acquired Assets with respect to a Pre-Closing Tax Period, (b) Taxes resulting from non-compliance with any Bulk Sales Law and (c) Seller Acquired Aircraft Taxes. For the avoidance of doubt, Taxes with respect to a Straddle Period will be apportioned to a Pre-Closing Straddle Period in accordance with Section 6.6(c).
“Indemnifying Party” has the meaning set forth in Section 9.4(a).
“Inside Date” has the meaning set forth in Section 3.1.
“Inspection” has the meaning set forth in Section 6.9(a).
“Inspection Facility” has the meaning set forth in Section 6.9(a).
“Inspection Report” has the meaning set forth in Section 6.9(b).
“Interests” has the meaning set forth in Section 2.6(a).
“Knowledge” (and any derivation thereof, whether or not capitalized) means the knowledge and awareness, after reasonable inquiry, of the individuals specified in clause (a) or (b) below, as the case may be: (a) in the case of Buyer, George Mattson and Mark Sorensen, and (b) in the case of Seller, Emily Sandoz, David Hughes and Dan Rice.
“Liabilities” means any obligation or liability of any kind, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due.
“Licensed Air Carrier” means an air carrier with authority from each required Governmental Entity, including the Department of Transportation and the FAA, to carry passengers and/or cargo for compensation or hire.
“Lien” means any mortgage, pledge, hypothecation, lien (statutory or otherwise), preference, priority, security agreement, easement, encroachment, option, right of first refusal, servitude, community property interest, title defect or limitation, adverse right, adverse claim, covenant, restriction or other encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).
“Losses” has the meaning set forth in Section 9.2(a).
“Maintenance Programs” has the meaning set forth in Section 7.2(e).
“MAOA Termination Date” means the date on which the Master Aircraft Operating Agreement is (fully) terminated in accordance with its terms.

“Master Aircraft Operating Agreement” means the Master Aircraft Operating Agreement between Buyer and Seller in the form attached as Exhibit C hereto.
“Material Adverse Effect” means an event, occurrence, effect or change that has had or would be reasonably likely to have, individually or in the aggregate with all other events, occurrences effects, or changes a material adverse effect upon (x)  the Acquired Assets, or (y) the ability of a Seller Party to consummate the transactions contemplated hereby; provided, however, that, in determining whether there has been a Material Adverse Effect or whether a Material Adverse Effect would occur, this definition shall exclude any material adverse effect to the extent arising out of, attributable to or resulting from: (a) any generally applicable change in Applicable Laws; (b) (i) any public announcement by Buyer (or its Representatives) regarding the transactions contemplated hereby, (ii) the public announcement of this Agreement, or (iii) the negotiation, execution, delivery or performance of this Agreement or the pendency of the consummation of the transactions contemplated hereby; (c) actions taken by a Seller Party as expressly required by this Agreement; (d) changes in conditions generally affecting the industries in which Seller conducts its business; (e) general economic, political or financial market conditions and changes to the availability or cost of equity, debt or other financing to Buyer; (f) any outbreak or material escalation of hostilities (including, without limitation, any declaration of war by the U.S. Congress), acts of terrorism cyberattacks, cyberterrorism, international tariffs, sanctions, trade policies or disputes or any “trade war” or similar actions (including in connection with any dispute involving the Russian Federation and Ukraine), or any law or sanction, mandate, directive, pronouncement, guideline or recommendation issued by a Governmental Entity in response to the foregoing or any threats thereof; (g) any failure by Seller to meet internal or external projections or forecasts; provided, that the underlying cause of any such failure may be taken into consideration in making such determination; (h) pandemics (including any escalation or worsening thereof), earthquakes, floods, natural disasters or other acts of nature, (i) the identity of, or any facts or circumstances relating to, Buyer or its Affiliates or the debt financing sources; and (j) any Acquired Aircraft to the extent such Acquired Aircraft meets the Aircraft Delivery Condition. Notwithstanding the foregoing, if any matter described in any of subclauses (a), (d), (e), (f) or (h) of the preceding sentence has had a disproportionate effect on Seller relative to other participants in the industry sector or sectors in which Seller operates, then the impact of such event on Seller to the extent of such disproportionate effect shall be taken into account for purposes of determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur.
“Material Contract” means any Contract of the following types to which Seller is a party or by which Seller (to the extent relating to the Acquired Assets) or the Acquired Assets are bound: (a) in any way relating to the operation, use or maintenance of any Acquired Aircraft or any component thereof, (b) maintenance or service agreements or programs, financing agreements, leases, subleases, charter agreements, management agreements, customer agreements (to the extent part of Seller’s jet card program) and training agreements, (c) which limits or purports to limit the ability to sell, license, transfer, or otherwise dispose of any Acquired Asset, (d) that includes any right of first offer or option to purchase any of the

Acquired Assets, (e) that creates a Lien on any Acquired Asset (other than a Permitted Lien) or (f) relating to the employment, severance, retention and/or other terms and conditions of service of any Potential Hired Employee.
“Membership Agreement” means that certain Custom Enterprise Solutions Agreement (together with the Wheels Up Custom Enterprise Solutions Standard Terms and Conditions), substantially in the form attached hereto as Exhibit I.
“Neutral Accounting Firm” has the meaning set forth in Section 2.3(b).
“Non-Party Affiliates” has the meaning set forth in Section 10.17.
“Objection” has the meaning set forth in Section 2.3(b).
“OFAC” has the meaning set forth in Section 4.15.
“Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.
“Organizational Documents” means (a) the certificate of incorporation; (b) bylaws; (c) any charter, certificate of formation, or similar document adopted or filed in connection with the creation, formation or organization of a Person; (d) any limited liability company, partnership or shareholder agreement; and (e) any amendment to any of the foregoing.
“Outside Date” has the meaning set forth in Section 8.1(b)(iii).
“Part 135 Certificate” means a 14 C.F.R. Part 135 Air Carrier Certificate, issued by FAA.
“Party” or “Parties” has the meaning set forth in the Preamble.
“Permitted Liens” means (a) with respect to the Acquired Aircraft, Liens arising by or through Buyer on or after the Closing and (b) with respect to any Acquired Asset other than the Acquired Aircraft, Liens (i) resulting from Taxes which have not yet have become delinquent and for which adequate reserves have been made in financial statements in accordance with GAAP, (ii) that do not materially detract from the value of the property subject thereto, (iii) that have otherwise arisen in the ordinary course of business and do not materially impair Seller’s ownership or use of the Acquired Assets (excluding the Acquired Aircraft) and will not have a material effect on the transfer of the Acquired Assets (excluding the Acquired Aircraft) as contemplated hereunder and (iv) Liens arising by or through Buyer on or after the Closing.
“Person” means an individual, corporation, partnership, joint venture, trust, association, estate, joint stock company, limited liability company, Governmental Entity or any other person, entity or organization of any kind.

“Personal Data” means any Customer Record (including a Person’s name, street address, telephone number, e-mail address, photograph, social security number, tax identification number, driver’s license number, passport number, bank account information, customer or account numbers, Internet Protocol address, geographic location, persistent identifier and any other data and information) which, whether alone or in combination with other information, identifies or can be reasonably associated with a particular natural person or household.
“Post-Closing Statement” has the meaning set forth in Section 2.3(a).
“Post-Closing Straddle Period” has the meaning set forth in Section 6.6(c).
“Post-Closing Tax Period” means any taxable period (or portion thereof) beginning after the Closing Date, and, with respect to any Straddle Period, the Post-Closing Straddle Period.
“Potential Hired Employee” means Business Employees included on a list that has been provided by Buyer to Seller concurrently herewith as the “Potential Hired Employees”.
“Pre-Closing Straddle Period” has the meaning set forth in Section 6.6(c).
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date, and, with respect to any Straddle Period, the Pre-Closing Straddle Period.
“Privacy/Security Obligations” has the meaning set forth in Section 4.14(a).
“Registration Application” means an FAA AC Form 8050-1 Application for Aircraft Registration for each Acquired Aircraft.
“Representatives” means, with respect to any Person, any officer, director, principal, partner, manager, attorney, accountant, agent, employee, consultant, financing source, financial or other advisor or other authorized representative of such Person.
“Restricted Period” means the period commencing on the Closing Date and ending on the two (2) year anniversary thereof.
“Retained Claims” has the meaning set forth in Section 9.7.
“Retained Interest” has the meaning set forth in Section 2.6(a).
“Retention Program” means the post-Closing retention program described in Section 6.13(b) of the Disclosure Schedule.
“Selected Assumed Liability Amount” means the sum of the following: (a) the deferred revenue liability of Seller as of immediately prior to Closing calculated in accordance with GAAP, solely with respect to the Assumed Jet Card Program Contracts, and excluding, for the avoidance of doubt, any deferred revenue liability arising from the GRP Agreement; and (b) the amount (i) of any remaining deposit under the GRP Agreement or (ii) otherwise on deposit by WUEI or any of its controlled Affiliates for the provision of future services by Seller, in each case of clause (b) as of immediately prior to Closing.
“Seller” has the meaning set forth in the Preamble.
“Seller Acquired Aircraft Taxes” has the meaning set forth in Section 6.6(e)(ii).
“Seller Indemnitee” has the meaning set forth in Section 9.2(b).
“Seller Parties” has the meaning set forth in the Preamble.
“Seller Party Closing Certificate” has the meaning set forth in Section 7.2(c).
“Seller Party Fundamental Representations” means those representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3(a), Section 4.9(a) (solely with respect to the Aircraft Documents and Acquired Inventory), Section 4.9(b) and Section 4.18 of this Agreement.
“Seller Related Parties” has the meaning set forth in Section 8.3(b).
“Seller Restricted Parties” means the Seller Parties and their controlled Affiliates.
“Seller Ultimate Parent” has the meaning set forth in the Preamble.
“Service Term” has the meaning ascribed to such term in the Transition Services Agreement.
“Significant Findings” means, with respect to any Acquired Aircraft, a finding by the Inspection Facility (or the manufacturer, as applicable) of any of the following: (a) Discrepancies which are unable to be corrected in a manner sufficient to cause such aircraft to conform to the Aircraft Delivery Condition, or (b) any log book or record required pursuant to clause (vii) of the definition of Aircraft Delivery Condition is missing or is incomplete and cannot be correct, reconstituted, substituted, replaced or otherwise remedies in a manner compliance with the requirements of the FAA Regulations.
“Straddle Period” has the meaning set forth in Section 6.6(c).
“Subsidiary” of a Person means any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary or Subsidiaries) is the general partner or managing entity or of which at least a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or others performing similar functions of such corporation or other legal entity is directly or indirectly owned or controlled by such Person (either alone or through or together with any other Subsidiary or Subsidiaries).

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any U.S. federal, state, local and non-U.S. taxes, including without limitation, income, profits, license, severance, estimated, registration, value added, natural resources, occupation, environmental, customs duties, social security (or similar), unemployment, disability, ad valorem, capital, fringe benefits, goods and services, gross income, net income, intangible, inventory, land, recording, rent, windfall or excess profits, capital gains, capital stock, share, surplus, transfer, franchise, gross receipts, payroll, sales, employment, use, property, real property, personal property, excise, stamp, alternative, minimum, add-on minimum, withholding and other charges, fees, levies or other imposts similar to a tax imposed by a Governmental Entity, including any interest, penalty or addition thereto, whether disputed or not.
“Tax Return” means any return, declaration, report, claim for refund or credit, information return or other document (including any related or supporting schedules, statements or information) filed or required to be filed with a Governmental Entity in connection with the determination assessment or collection of Taxes including any amendment thereof.
“Test Flight” has the meaning set forth in Section 6.9(a).
“Third-Party Claim” has the meaning set forth in Section 9.4(a).
“Transaction Documents” means this Agreement and each other agreement, document, certificate or instrument referred to herein or therein or delivered pursuant hereto or thereto.
“Transfer Tax” means any sales, use, transfer, real property transfer, registration, documentary, stamp, value added or similar Taxes.
“Transition Services Agreement” means the Transition Services Agreement between Buyer and Seller in the form attached as Exhibit D hereto.
“Warranty Bill of Sale” has the meaning set forth in Section 3.2(c)(iii).
“WUEI” means Wheels Up Experience Inc., a Delaware corporation and indirect parent of Buyer.
ARTICLE II
PURCHASE AND SALE; PAYMENT OF PURCHASE PRICE
Section 2.1    Purchase and Sale of Acquired Assets and Assumption of Assumed Liabilities.
(a)Acquired Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller’s title and interest in and to each of the assets set forth below, free and clear of any and all Liens (other than Permitted Liens) (collectively, the “Acquired Assets”):

(i)each of the Acquired Aircraft, including all Aircraft Documents with respect thereto;
(ii)the Acquired Inventory;
(iii)the Acquired Contracts and all rights thereunder;
(iv)the Maintenance Programs, and the maintenance equipment set forth on Schedule 1.1(a) hereto, together with the positive account balances of any Maintenance Program;
(v)all of Seller’s rights under (A) any manufacturer warranties with respect to the Acquired Aircraft and (B) any warranties from any service providers or suppliers with respect to the Acquired Aircraft;
(vi)except as otherwise prohibited by Applicable Laws (after giving effect to any consents), all personnel records and files of Seller and its Affiliates with respect to each Hired Employee; provided, for the avoidance of doubt, that such records and files shall not include any Pilot Records Data, Pilot Airman Records, FAA or Department of Transportation drug and alcohol records, or National Driver Register Records unless (x) a request for such records is submitted by Buyer to the applicable Governmental Entity and (y) any consents of any Person required under Applicable Laws are obtained;
(vii)all records and other information pertaining to customers (including customer sales or service files) currently or formerly party to an Acquired Contract (“Customer Records”).
(b)Excluded Assets. Notwithstanding the foregoing, Seller shall retain all assets, properties, and rights that are not specifically set forth in Section 2.1(a) hereto, including, but not limited to, the following (collectively, the “Excluded Assets”):
(i)any approvals, registrations, certificates, permits and licenses of Governmental Entities in relation to the use, ownership or operation of the Acquired Assets;
(ii)all cash, cash equivalents (including marketable securities and short-term investments), deposits and related bank accounts of Seller;
(iii)all accounts receivable of Seller;
(iv)the Organizational Documents of Seller;
(v)all credits, prepaid expenses, deferred charges, advance payments, security deposits, prepaid items, whether or not related to any Acquired Asset or Assumed Liability, but excluding the positive account balances of the Maintenance Programs for any Acquired Aircraft;

(vi)all furniture, furnishings, vehicles, equipment, tools, other than to the extent constituting Acquired Inventory;
(vii)all insurance policies and rights thereunder;
(viii)all (A) claims for refund or credit of Taxes and any rights under any Tax allocation or sharing agreement (1) with respect to Seller (or its Affiliates), (2) imposed on the Acquired Assets with respect to Pre-Closing Tax Periods or (3) of Seller Acquired Aircraft Taxes and (B) Tax Returns and other books and records related to Taxes paid or payable by Seller (or its Affiliates);
(ix)all rights of Seller under this Agreement, each Transaction Document and any agreement, certificate, instrument or other document executed and delivered by Seller in connection with the transactions contemplated by this Agreement; and
(x)all claims, rights, benefits and interests arising under or resulting from any Excluded Asset or Excluded Liability.
(c)Assumed Liabilities. From and after the Closing, Buyer shall assume and be liable for only the following Liabilities of Seller (collectively, the “Assumed Liabilities”) and no other liabilities or obligations whatsoever:
(i)all Liabilities relating to or arising out of the ownership or use of the Acquired Assets, but only to the extent that such Liabilities arise out of or relate to the period from and after the Closing Date;
(ii)all Liabilities under the Acquired Contracts, but only to the extent that such Liabilities thereunder arise out of or relate to the period from and after the Closing Date;
(iii)(A) all Liabilities for Taxes related to the Acquired Assets or the Assumed Liabilities for a Post-Closing Tax Period and (B) Transfer Taxes and Buyer Acquired Aircraft Taxes; and
(iv)all Liabilities arising out of or related to Buyer’s offers of employment to any Potential Hired Employee, which Liabilities do not include any Liabilities arising from the termination of employment of any Potential Hired Employee, including any termination arising in connection with such an offer of employment.
(d)Excluded Liabilities. Notwithstanding Section 2.1(c) or any other provisions of this Agreement or any other Transaction Document, and regardless of any disclosure to Buyer, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or its Affiliates of any kind or nature (the “Excluded Liabilities”) other than the Assumed Liabilities. Without limiting the foregoing and, where applicable, for the avoidance of doubt, the Excluded Liabilities shall include the following:

(i)all Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby;
(ii)all Liabilities for Indemnified Taxes;
(iii)all Liabilities relating to or arising from the Excluded Assets;
(iv)all Liabilities for or relating to any indebtedness of Seller;
(v)any liability of Seller for all accounts payable and accrued expenses of Seller, except to the extent included in the Selected Assumed Liability Amount;
(vi)all Liabilities arising out of, in respect of, or in connection with the failure by Seller to comply with any Applicable Law or Acquired Contract prior to the Closing;
(vii)any liability or obligation of Seller (other than Taxes) which Buyer may become liable for as a result of or in connection with the failure by Seller to fully and properly comply with any bulk sales or transfers Applicable Laws;
(viii)all Liabilities arising out of or relating to the ownership or use of the Acquired Assets prior to the Closing, any injury to person or property with respect to the ownership or operation of the Acquired Assets prior to the Closing, or arising out of or relating to any dispute, complaint or claim between Seller and any customer, supplier, vendor or other Person existing prior to the Closing;
(ix)all Liabilities arising under Environmental Laws or with respect the release, storage, handling, transport or disposal of any Hazardous Substance;
(x)all Liabilities arising out of or related to the employment, or termination of employment, of any Business Employee, in either case by Seller or its Affiliates; and
(xi)any other Liability that is not an Assumed Liability.
Section 2.2    Closing Date Statement; Funds Flow. No later than five (5) Business Days prior to the Closing Date, Seller shall deliver to Buyer a statement (the “Closing Date Statement”) prepared in reasonable detail and accompanied by appropriate supporting schedules, setting forth Seller’s good faith estimate of the Selected Assumed Liability Amount (the “Estimated Selected Assumed Liability Amount”) and the Closing Cash Payment derived therefrom. The Closing Date Statement will include as an attachment a customary flow of funds (the “Funds Flow”). Buyer shall have the opportunity to review and provide comment on the Closing Date Statement, and Seller shall, in good faith, consider any comments made by Buyer that are received by Seller prior to the Closing Date.
Section 2.3    Post-Closing Adjustment.
(a)Within sixty (60) calendar days after the Closing Date, Buyer shall prepare and deliver to Seller a statement prepared in reasonable detail and together with reasonable supporting documentation, setting forth Buyer’s good faith determination of the amounts of (i) Selected Assumed Liability Amount and its resulting determination of (ii) the Final Purchase Price, and (iii) the Adjustment Amount (the “Post-Closing Statement”).
(b)Within thirty (30) calendar days following receipt by Seller of the Post-Closing Statement, Seller shall either inform Buyer in writing that the Post-Closing Statement is acceptable or deliver written notice (an “Objection”) to Buyer of any dispute Seller has with respect to the amounts and calculations set forth therein. The Objection shall describe in reasonable detail the items and amounts contained in the Post-Closing Statement that Seller disputes and the basis for any such dispute. If Seller informs Buyer in writing that the Post-Closing Statement is acceptable within such thirty (30)-day period or if Seller does not deliver an Objection within such thirty (30)-day period, such Post-Closing Statement and the amounts set forth therein will be final, conclusive and binding on the Parties. In the event an Objection is timely delivered to Buyer, Seller and Buyer shall negotiate in good faith to resolve such dispute. If Seller and Buyer notwithstanding such good faith effort, fail to resolve such dispute within fourteen (14) calendar days after Seller notifies Buyer of its objections in accordance with this Section 2.3(b) or such longer period as Buyer and Seller mutually agree, then Seller and Buyer jointly shall engage a nationally recognized firm of independent public accountants as to which Buyer and Seller mutually agree (or in the event the Parties cannot agree within five (5) Business Days, as selected by lot from up to two firms proposed by each of Buyer and Seller) (the “Neutral Accounting Firm”) on customary terms. Buyer and Seller shall use reasonable efforts to cause the Neutral Accounting Firm to render a written decision resolving the matters submitted to the Neutral Accounting Firm within thirty (30) calendar days of the making of such submission. Buyer and Seller agree that the failure of the Neutral Accounting Firm to strictly conform to any deadline or time period contained within this Agreement shall not render the determination of the Neutral Accounting Firm invalid and shall not be a basis for seeking to overturn any determination rendered by the Neutral Accounting Firm. The scope of the disputes to be resolved by the Neutral Accounting Firm shall be limited to whether the items and amounts remaining in dispute that were included in the Objection were prepared in accordance with this Agreement and the Neutral Accounting Firm shall determine, on such basis, whether and to what extent, the items and amounts in the Post-Closing Statement that were included in the Objection require adjustment. The Neutral Accounting Firm’s decision shall be based solely on written submissions by Buyer and Seller and their respective Representatives and not by independent review. The Neutral Accounting Firm shall not consider any settlement offers made by the Parties in making its determination. The Neutral Accounting Firm shall address only those items and amounts remaining in dispute that were included in the Objection, shall not make any other determination, and may not assign a value greater than the greatest value for any item and amount in dispute claimed by Seller or Buyer in the Objection or the Post-Closing Statement, respectively, or smaller than the smallest value for such item and amount claimed by Seller or Buyer in the Objection or the Post-Closing Statement, respectively. Judgment may be entered upon the determination of the Neutral Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced. Until the items and amounts in dispute have been finally determined pursuant hereto, none of Buyer or Seller shall have any ex parte communications or meetings with the Neutral Accounting Firm without the prior consent of Buyer (in the case of Seller) or Seller (in the case of Buyer). The cost of the Neutral Accounting Firm’s review and determination shall be borne on a proportionate basis by Buyer, on the one hand, and Seller, on the other, based on the percentage which the portion of the disputed amount not awarded in favor of each such Person bears to the amount actually disputed by such Person. By way of illustration, if Buyer’s calculations would have resulted in a $1,000,000 net payment to Buyer, and Seller’s calculations would have resulted in a $1,000,000 net payment to Seller and the Neutral Accounting Firm’s final determination as adopted pursuant to Section 2.3(b) results in an aggregate net payment of $500,000 to Seller, then Buyer and Seller shall pay 75% and 25%, respectively, of such fees and expenses. All determinations made by the Neutral Accounting Firm will be final, conclusive and binding on the Parties, absent fraud or manifest error. The date on which all disputed amounts set forth in the Post-Closing Statement are finally determined in accordance with this Section 2.3(b) is hereinafter referred to as the “Finalization Date”.
(c)From the date Buyer delivers the Post-Closing Statement until the earlier of (i) the date Seller informs Buyer in writing, that the Post-Closing Statement is accepted or (ii) the Finalization Date, Buyer shall make available to Seller and its Representatives such information, records and data and shall permit such reasonable access to its facilities and personnel, in each case as may be reasonably requested by Seller in connection with its review of the Post-Closing Statement and the resolution of any Objection in connection therewith, and only to the extent that such facilities and personnel are related to the use or operation of the Acquired Assets or the Assumed Liabilities. Seller agrees to hold all information made available to it and/or its Representatives in compliance with Section 6.7(c). If Seller does not make an Objection in accordance with Section 2.3(b) or provide written notice of Seller’s acceptance of the Post-Closing Statement within the time period specified by Section 2.3(b), then the obligations of Buyer under this Section 2.3(c) shall cease on the date that is thirty (30) calendar days following receipt by Seller of the Post-Closing Statement.
(d)Following the Finalization Date:
(i)if the Adjustment Amount is a positive number, within five (5) Business Days thereafter, Buyer shall pay to Seller the Adjustment Amount by wire transfer of immediately available funds; or
(ii)if the Adjustment Amount is a negative number, within five (5) Business Days thereafter, Seller shall pay to Buyer the absolute value of the Adjustment Amount by wire transfer of immediately available funds.
Section 2.4    Post-Closing Adjustment Amount. The Seller Parties and Buyer agree to treat any payment made pursuant to Section 2.3(d) as an adjustment to the purchase price for U.S. federal, state, local and non-U.S. income Tax purposes.

Section 2.5    Withholdings. Notwithstanding any other provision in this Agreement, Buyer and Seller and their respective Affiliates may deduct and withhold any required Taxes from any payments to be made pursuant to this Agreement as required by Applicable Law; provided, however, that prior to making any such deduction or withholding on any amount, each party shall use commercially reasonable efforts to provide such other party with notice of intent to make such deduction or withholding and shall cooperate with any reasonable request of the other party to avoid or minimize the need to make such deduction or withholding to the extent permitted by applicable Tax law. To the extent that any such amounts are so withheld, such withheld amounts will be treated for all purposes of this Agreement as having been delivered and paid to the Person in respect of which such withholding was made. Buyer further agrees that, provided that a duly executed IRS Form W-9 described in Section 3.2(c)(viii) is provided by Seller, Buyer will not make any such deduction or withholding of U.S. federal income Taxes from any payment to be made pursuant to Article II (or any other payment made hereunder that is treated as an adjustment to the purchase price for U.S. federal income tax purposes).
Section 2.6    Assignment of Acquired Assets.
(a)Notwithstanding anything to the contrary in this Agreement, to the extent that any sale, transfer, conveyance or assignment or attempted sale, transfer, conveyance or assignment of any Acquired Contract or other Acquired Asset to be sold, transferred, conveyed or assigned to Buyer, or any claim, right or benefit arising thereunder or resulting therefrom (collectively, the “Interests”), would constitute a breach thereunder or with respect thereto, or such Interest is not capable of being sold, transferred, conveyed or assigned without any consent, approval or authorization which has not been obtained by (or does not remain in full force and effect at) the Closing, this Agreement shall not constitute a sale, transfer, conveyance or assignment thereof, or an attempted sale, transfer, conveyance or assignment thereof, unless and until such Interest (a “Retained Interest”) can be sold, transferred, conveyed and assigned without such a breach, or such consent, approval or authorization is obtained, at which time such Retained Interest shall be deemed to be sold, transferred, conveyed and assigned for no additional consideration and shall cease to be a Retained Interest. Upon the written request of Buyer, Seller shall, at Buyer’s expense, use its commercially reasonable efforts to obtain any such consent, approval or authorization as promptly as reasonably practicable after the Closing Date; provided, that Seller shall not agree to pay any consent fee or make any other payment or concession to any Person in connection with obtaining such consent.
(b)To the extent any of the consents, approvals or authorizations necessary to sell, transfer, convey or assign any Interest has not been obtained (or does not remain in full force and effect) as of the Closing, Seller and Buyer shall, while such Interest remains a Retained Interest, use their reasonable efforts to (i) cooperate in any reasonable and lawful arrangements designed to provide the benefits of such Retained Interest to Buyer; and (ii) enforce, at the request of Buyer and at its expense, any rights of Seller arising from such Retained Interest against the issuer thereof or the other party or parties thereto (including the right to elect to terminate any such Retained Interest in accordance with the terms thereof upon the request of Buyer); provided, that Buyer shall indemnify and hold Seller and its Affiliates harmless from and against all Losses incurred as a result of Seller’s post-Closing ownership of any such Retained Interests pursuant to this Section 2.6.
ARTICLE III
CLOSING
Section 3.1    Time and Place of Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur within five (5) Business Days following the date on which the last of the conditions to the obligations of the Parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) have been satisfied or, to the extent permitted by Applicable Law and this Agreement, waived, or if later (and provided that such conditions remain satisfied or waived on the same basis) only with respect to Buyer’s obligations to consummate the Closing, December 4, 2024 (the “Inside Date”). If the Closing would otherwise be required to occur on a date that is earlier than the Inside Date, Buyer may, in its sole discretion, elect to consummate the Closing on any Business Day prior to the Inside Date while such circumstances continue to exist; provided, that it shall provide Seller with at least five (5) Business Days notice of any earlier intended Closing Date and not less than two (2) Business Days written notice prior to the actual Closing Date. Notwithstanding the foregoing, the Closing may occur on such date as the Parties may mutually agree to in writing. The date on which the Closing occurs is referred to as the “Closing Date”.
Section 3.2    Actions at Closing. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Parties shall consummate the following transactions.
(a)Seller shall deliver the Acquired Aircraft to Buyer at the Inspection Facility, or another mutually agreeable tax-friendly location designated by Buyer and reasonably acceptable to Seller within the Continental United States (the “Delivery Location”); provided, that Buyer will be responsible for the Flight Costs of any relocation flight from the Inspection Facility to the Delivery Location, if any; provided, further, that on and after the Closing certain of the Acquired Assets, including the Acquired Aircraft, may remain in the physical control of Seller and may be operated pursuant to and in accordance with the Master Aircraft Operating Agreement and/or Transition Services Agreement, as specifically set forth therein;
(b)(i) Buyer shall pay or cause to be paid to Seller, subject to the last sentence of Section 3.2(e), the Closing Cash Payment, by wire transfer of immediately available funds to such account or accounts as shall have been specified therein for such payment in the Funds Flow and (ii) Seller shall pay or cause to be paid to Buyer, $1,000,000, by wire transfer of immediately available funds to such account or accounts as shall have been specified therein for such payment in the Funds Flow, which amount shall be applied to Seller’s Fund (as defined in the Membership Agreement) under the Membership Agreement.
(c)Subject to Section 6.10(b), Seller shall deliver or cause to be delivered to Buyer, the following:
(i)the Transition Services Agreement, duly executed by Seller;
(ii)the Master Aircraft Operating Agreement, duly executed by Seller;
(iii)with respect to each Acquired Aircraft, (A) a Warranty Bill of Sale in the form attached as Exhibit E-1 hereto (“Warranty Bill of Sale”) and an FAA AC Form 8050-2 Aircraft Bill of Sale (the “FAA Bill of Sale”), in each case manually or digitally executed by Seller, (B) an Assignment of Warranties and Other Rights in the form attached as Exhibit E-2 hereto, and (C) any required tax exemption certificate or return;
(iv)evidence, reasonably satisfactory to Buyer and its lenders providing the Debt Financing, of the release of any Liens existing upon Acquired Assets (other than Permitted Liens);
(v)the Bill of Sale and Assignment and Assumption Agreement, duly executed by Seller;
(vi)written consents of the applicable counterparties to the Acquired Contracts set forth on Schedule 3.2(c)(vi);
(vii)evidence, reasonably satisfactory to Buyer, of the assignment to Seller of the Contracts listed on Schedule 3.2(c)(vii);
(viii)a duly executed U.S. Internal Revenue Service Form W-9 from Seller;
(ix)the Seller Party Closing Certificate;
(x)the GRP Termination Notice, duly executed by Seller;
(xi)the Guaranty in the form attached as Exhibit F hereto, duly executed by Seller Ultimate Parent; and
(xii)the Membership Agreement, duly executed by Seller.
(d)Subject to Section 6.10(b), Buyer shall deliver to Seller the following:
(i)the Transition Services Agreement, duly executed by Buyer;
(ii)the Master Aircraft Operating Agreement, duly executed by Buyer;

(iii)with respect to each Acquired Aircraft, (A) an Aircraft Delivery Receipt in the form attached as Exhibit E-3 hereto, duly executed by Buyer and (B) any required tax exemption certificate or return;
(iv)the Bill of Sale and Assignment and Assumption Agreement, duly executed by Buyer;
(v)the Buyer Closing Certificate;
(vi)the GRP Termination Notice, duly executed by Buyer;
(vii)the Aircraft Delivery Receipt, duly executed by Buyer; and
(viii)the Membership Agreement, duly executed by Buyer.
(e)Upon the initiation of the Closing Cash Payment by Buyer at Closing pursuant to Section 3.2(b)(i), Buyer and Seller shall cause the FAA Agent to file with the FAA for each Acquired Aircraft, the FAA Bill of Sale, a Registration Application, all necessary lien release(s) obtained from Seller pursuant to Section 6.9(a), and to make all necessary and proper discharges and registrations on the International Registry, as applicable. Notwithstanding anything to the contrary contained herein, to the extent any holder of a Lien (other than a Permitted Lien) upon any Acquired Aircraft requires actual receipt of the funds required to satisfy its Lien before it will file the relevant Lien release and/or discharge document(s) for such Acquired Aircraft, the Parties agree that (i) on the Closing Date, the Closing process must be initiated at least four (4) or more hours prior to the closing of the FAA Registry on that day, and (ii) Buyer will initiate the payment of the Closing Cash Payment by wiring only the aggregate amount(s) necessary to satisfy the Lien holder(s) for all Acquired Aircraft to the holder(s) of such Liens, and will not release the balance of the Closing Cash Payment to Seller (in the manner provided in the Funds Flow) unless and until all Lien holders (other than Permitted Lien holders) have irrevocably authorized the release of their Liens. Title to the Acquired Aircraft shall transfer from Seller to Buyer upon filing of the FAA Bill of Sale with the FAA Registry.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES
Except as set forth on the Disclosure Schedule, each Seller Party represents and warrants to Buyer as follows:
Section 4.1    Organization, Good Standing and Qualification. Such Seller Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite corporate or limited liability company (as applicable) power and authority to carry on its business as presently conducted. Such Seller Party is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business requires it to qualify, except where any failure to be so qualified would not be reasonably expected to be material to such party’s ability to consummate the transactions contemplated hereby.

Section 4.2    Authorization; Binding Obligations. Such Seller Party has all necessary limited liability company or corporate (as applicable) power and authority to execute and deliver any Transaction Documents to which such Seller Party is, or will be, a party and to perform its obligations thereunder. The Transaction Documents to which such Seller Party is or will be a party have been, or will be at Closing, in each case, duly executed and delivered by such Seller Party, and, assuming the due authorization, execution and delivery hereof and thereof by the parties thereto other than such Seller Party, as applicable, constitute or, upon execution and delivery, will constitute the valid and binding agreements of such Seller Party, enforceable against such Seller Party in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies or (c) to the extent that the enforceability of the indemnification provisions in the Organizational Documents of any Person may be limited by applicable federal or state securities laws (collectively, the “Enforceability Exceptions”).
Section 4.3    Absence of Conflicts; No Consents. The execution, delivery and performance by such Seller Party of the Transaction Documents to which it is, or will be, a party do not, and the consummation of the transactions contemplated herein and therein by such Seller Party will not, subject to obtaining the consents, approvals and authorizations, and making the filings, set forth on Section 4.3 and Section 4.4 of the Disclosure Schedule, (a) violate, conflict with, or result in any breach of, any of the terms, conditions or provisions of such Seller Party’s Organizational Documents, (b) violate, conflict with or result in any breach of any Applicable Law in any material respect, (c) result in any material violation or be in material conflict with or constitute, with or without the passage of time and giving of notice, either a material default (or give rise to any right of termination or cancellation) or the loss of a material benefit under, any Acquired Contract, (d) result in the creation or imposition of any Lien upon any of the Acquired Assets, other than Permitted Liens, or (e) result in the suspension, revocation, forfeiture, or expiration of any material permit applicable to the ownership of the Acquired Aircraft by Seller.
Section 4.4    Consents and Filings. Except as set forth in Section 4.4 of the Disclosure Schedule, assuming the accuracy of the representations of Buyer in Article V, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity (including, without limitation, the Department of Transportation and/or the FAA) or any other Person is required on the part of such Seller Party in connection with the execution, delivery and performance by such Seller Party of any Transaction Documents to which such Seller Party is, or will be, a party or the consummation by such Seller Party of the transactions contemplated hereby or thereby.
Section 4.5    Litigation. Except as set forth in Section 4.5 of the Disclosure Schedule, there is no claim or Action pending or, to the Knowledge of Seller, threatened in writing against either Seller Party (i) that questions the validity of this Agreement or any other Transaction Document or the right of such Seller Party to enter into this Agreement or any other Transaction

Documents, or to consummate the transactions contemplated hereby or thereby or (ii) involving or arising out of the ownership or operation of the Acquired Assets or the employment of any Potential Hired Employee. Neither Seller, nor to the Knowledge of Seller, any of the Potential Hired Employees, is a party or is named as subject to the provisions of any Order of any Governmental Entity (including, without limitation, the Department of Transportation and the FAA), in each case, related to or affecting the ownership or operation of the Acquired Assets.
Section 4.6    Compliance with Applicable Law. Seller is, and for the past two (2) years, has been, in compliance with all Applicable Laws applicable to the ownership, operation and use of the Acquired Assets, except where the failure to be in compliance would not have a Material Adverse Effect or give rise to an Assumed Liability.
Section 4.7    Absence of Changes. Since January 1, 2023, there has not been any Material Adverse Effect.
Section 4.8    Agreements.
(a)Except as set forth on Section 4.8(a) of the Disclosure Schedule, there are no Material Contracts to which Seller is a party or by which it is bound that affect or otherwise relate to the Acquired Assets.
(b)Seller has made available to Buyer true and complete copies of each Acquired Contract and each Material Contract (including all Material Contracts that are Acquired Contracts); provided that economic terms of financing agreements and leases may be redacted. Each Acquired Contract is in full force and effect, and is the valid and binding obligation of Seller, enforceable in accordance with its terms against Seller and, to the Knowledge of Seller, against the other parties thereto (in each case, subject to proper authorization and execution of such Acquired Contract by the other party thereto and any applicable Enforceability Exceptions). Except as set forth in Section 4.8(b) of the Disclosure Schedule, no event has occurred that (with or without the passage of time or giving of notice) would constitute a material breach or material default of, or permit any early termination, modification, acceleration or cancellation of, any Acquired Contract or of any material right or obligation thereunder, Seller has not waived any material right under any such Acquired Contract and no party to such Acquired Contract has terminated or canceled such Acquired Contract or any right or obligation thereunder or communicated to Seller in writing such party’s intent to do so.
Section 4.9    Title to and Condition of Acquired Assets.
(a)Other than with respect to the Acquired Aircraft, which is the subject of Section 4.9(b) below, (i) Seller has good and marketable title to, or a valid license or leasehold interest in and right to use, all of the Acquired Assets, free and clear of any and all Liens other than Permitted Liens and (ii) at the Closing, Seller shall convey to Buyer, and Buyer shall purchase, all of Seller’s right, title and interest in and to all the Acquired Assets, free and clear of any and all Liens (other than Permitted Liens).

(b)The delivery of the Warranty Bill of Sale to Buyer and the filing by Buyer of the FAA Bill of Sale with the FAA Registry for each Acquired Aircraft will constitute the conveyance as part of the Closing of good and marketable title to each Acquired Aircraft, free and clear of all Liens, other than Liens arising by or through Buyer.
(c)To the Knowledge of Seller, the Acquired Inventory in all material respects consists of a quality and quantity usable in the ordinary course of business in connection with the operation and maintenance of the Acquired Aircraft, reasonable wear and tear excepted.
Section 4.10    Labor and Employment.
(a)No Potential Hired Employee is subject to any collective bargaining agreement or any similar written Contract, commitment or arrangement with any labor union, and to the Knowledge of Seller, there is no organizational effort as of the date hereof being made or threatened by or on behalf of any labor union with respect to any Potential Hired Employee.
(b)Section 4.10(b) of the Disclosure Schedule sets forth the following: a list of each Business Employee, his, her or their date(s) of hire, position and title, current rate of compensation (including bonuses, commissions and incentive compensation, if any), whether such employee is hourly or salaried, whether such employee is exempt or non-exempt, and, if applicable, whether such employee is absent from active employment and, if so, the date such employee became inactive, the reason for such inactive status. There is no employee of Seller or its Affiliates who devotes a majority of his, her or their time to the ownership or operation of the Acquired Assets except for those employees identified on Section 4.10(b) of the Disclosure Schedule.
(c)To the Knowledge of Seller, no Potential Hired Employee is obligated under any Contract that would materially interfere with such employee’s ability to perform services for Buyer or operate the Acquired Assets.
(d)To the Knowledge of Seller, as of the date hereof no Potential Hired Employee has provided written notice of their intent to terminate his or her employment with Seller or its Affiliates, nor does Seller or any of its Affiliates have a present intention to terminate the employment of any of the Potential Hired Employees. Except as set forth in Section 4.10(d) of the Disclosure Schedule or as required by Applicable Law, Seller and its Affiliates do not have any policy, practice, plan or program of paying severance pay or any form of severance compensation with the termination of employment services that would apply to any Potential Hired Employee.
(e)Within the past two (2) years, neither Seller nor any of its Affiliates have entered into a settlement agreement with any Potential Hired Employee resolving allegations of sexual harassment or other material workplace conduct violation, and during such period there have not been any material proceedings pending, or to the Knowledge of Seller, threatened against Seller or its Affiliates, in each case, involving allegations of sexual harassment or other material workplace conduct violation by any Potential Hired Employee.

Section 4.11    Employee Benefits.
(a)Section 4.11(a) of the Disclosure Schedule lists each material Benefit Plan. A description of all material compensation, including salary, hourly wages, commissions, bonus, severance obligations and deferred compensation paid or payable to each Potential Hired Employee has been made available to Buyer.
(b)Neither the execution or delivery of this Agreement nor any of the transactions contemplated hereby, will (either alone or upon the occurrence of any additional or subsequent events) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any Potential Hired Employee.
Section 4.12    Tax Returns and Payments. Except as set forth in Section 4.12 of the Disclosure Schedule:
(a)Seller has prepared and filed all material Tax Returns required to be filed by Seller with respect to the Acquired Assets and all such Tax Returns are true, correct and complete in all material respects;
(b)Seller has paid all material Taxes due or payable by it with respect to the Acquired Assets (whether or not shown or required to be shown on any Tax Return);
(c)Seller is not currently the subject of a material Tax audit or examination nor, to Seller’s Knowledge, is any such audit or examination threatened or pending with respect to Taxes of the Acquired Assets;
(d)Seller has not consented to extend the time, or is the beneficiary of any extension of time, in which any material Tax with respect to the Acquired Assets may be assessed or collected by any taxing authority, excluding any such extensions that have expired;
(e)Seller has not received from any taxing authority any written notice of proposed adjustment, deficiency, underpayment of material Taxes relating to the Acquired Assets other than a written notice which has been fully resolved;
(f)Seller has withheld and paid over to the appropriate taxing authority all material Taxes relating to the Acquired Assets that it is required to withhold from amounts paid or owing to any employee, independent contractor, creditor, or other third party and has complied with all reporting obligations with respect to such amounts in all material respects; and
(g)there are no Liens for Taxes (other than Permitted Liens) upon the Acquired Assets.
Section 4.13    Aviation Matters.
(a)Each Acquired Aircraft is duly registered in the name of its owner identified in Section 4.13(a)(i) of the Disclosure Schedule, all in accordance with 49 U.S.C. § 40101, et seq.

Except as set forth in Section 4.13(a)(ii) of the Disclosure Schedule, none of the Acquired Aircraft is subject to a lease, license or other agreement providing any Person with the right to use, operate or access such aircraft.
(b)Seller is in compliance in all material respects with all Applicable Laws to which it is subject related to operation, maintenance and security of all Acquired Aircraft. In each case, Seller (i) has at all times operated the Acquired Aircraft under and in material compliance with and in a manner that is consistent with Applicable Laws and the terms of the hull and liability insurance policy maintained in respect of each Acquired Aircraft; (ii) has operated the Acquired Aircraft solely in a passenger configuration for which Seller is duly authorized by the FAA; and (iii) has not permitted any Acquired Aircraft to be operated, used or located in any manner at any time or in any geographic area when or where its insurance was not in effect. Seller has taken reasonable steps to ensure that all Acquired Aircraft are operated in material compliance and in a manner consistent with Applicable Laws and the representations of this Section 4.13(b).
(c)Seller has caused a current and valid Registration Application (FAA Form AC 8050-1) or Certificate of Aircraft Registration (FAA Form AC 8050-3), as applicable, in the name of the owner of each Acquired Aircraft and a current and valid Standard Airworthiness Certificate (FAA Form AC 8100-2) issued to each Acquired Aircraft to be kept on board such Acquired Aircraft at all times, except for any such Acquired Aircraft undergoing maintenance or repairs in the ordinary course of business or according to the applicable maintenance schedule for such Acquired Aircraft. In addition, for all operations, Seller has caused to be maintained either a permanent (seven (7)-year) Certificate of Registration or “fly wire” Temporary Certificate of Registration and a Federal Communications Commission-issued radio station license on board each applicable Acquired Aircraft in the name of Seller.
(d)Except as set forth in Section 4.13(d) of the Disclosure Schedule and except for any such Acquired Aircraft undergoing maintenance or repairs in the ordinary course of business or according to the applicable maintenance schedule for such Acquired Aircraft, no suspension, cancellation, modification, nonrenewal or revocation of any Acquired Aircraft’s Certificate of Aircraft Registration or Certificate of Airworthiness is currently ongoing or is pending or threatened by a Governmental Entity.
(e)Seller maintains, or causes to be maintained, all Aircraft Documents relating to the operation and maintenance of each Acquired Aircraft, and such records have been kept in material compliance with the requirements of all applicable FAA rules and regulations and any applicable manufacturer’s maintenance programs or requirements.
(f)Seller is a “Citizen of the United States” within the meaning of 49 U.S.C. § 40102(a)(15), as interpreted and applied by the Department of Transportation.
(g)No suspension, revocation, amendment, or surrender action or proceedings are ongoing with respect to Seller’s Air Carrier Certificate, Certificate Number 2PJA099M.

Section 4.14    Data Privacy.
(a)Seller has implemented policies, procedures and training programs to ensure ongoing compliance with the Data Protection Requirements applicable to, the Personal Data of its customers party to an Assumed Jet Card Program Contract and/or any data that, whether alone or in combination with other information, identifies or can be reasonably associated with any Potential Hired Employee (collectively, “Privacy/Security Obligations”). For the past two (2) years, Seller has been in material compliance with all Data Protection Requirements and Privacy/Security Obligations applicable to Seller (i) in relation to any customer under the Acquired Contracts and/or Potential Hired Employees or (ii) to the extent any noncompliance would be an Assumed Liability.
(b)For the past two (2) years, no claim, charge or complaint has been made in writing against Seller alleging a violation of any Data Protection Requirements by Seller, and no Action is pending or, to the Knowledge of Seller, is threatened against Seller relating to Seller’s collection, retention, use or disclosure of Personal Data, in each case with respect to any of its customers party to an Assumed Jet Card Program Contract and any Potential Hired Employee. To the Knowledge of Seller, for the past two (2) years, there has not been any material actual incident involving a compromise to the security of Personal Data in the possession or under the control of Seller solely to the extent such compromise would be an Assumed Liability.
Section 4.15    OFAC. Neither Seller nor any of Seller’s Affiliates, nor any of their respective, officers, directors, shareholders, members, partners, equity owners, or any person who owns a controlling interest in or otherwise controls Seller or any of Seller’s Affiliates, nor any of Seller’s transferees or permitted assigns, nor, to the Knowledge of the Seller, any of Seller’s or Seller’s Affiliates’ managers, employees, Representatives or agents, is, or shall be at the time of Closing or otherwise, a Person (a) listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control (“OFAC”), Department of Treasury and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation, (b) listed on the Denied Persons List maintained by the United States Department of Commerce, (c) designated under Section 1(b), (c), or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, or (d) included on any other United States Governmental list of prohibited or restricted parties, and Seller is not engaging in any dealings or transactions with such persons or entities. There exists no prohibition under the Applicable Laws of the United States on the transaction contemplated by this Agreement related to the identity, citizenship, location or business of Seller or the purpose for which Seller is disposing of any Acquired Aircraft.
Section 4.16    Certain Payments; Money Laundering.
(a)Except as would not reasonably be expected to have a Material Adverse Effect, no Seller Party, nor, to the Knowledge of Seller, any director, manager, officer or employee of either of them nor any Person acting for or on behalf of any of the foregoing has directly or indirectly (i) made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other unlawful payment to any person, private or public (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for securing business or favorable disposition of a Governmental Entity, (C) to obtain special concessions or for special concessions already obtained, for or in respect of either Seller Party or any of their respective Affiliates or (ii) violated (A) the Foreign Corrupt Practices Act of 1977, as amended, (B) the Federal anti-bribery statutes 18 U.S.C. § 201 et seq., or (C) any applicable foreign, state or local anti-bribery statutes or ordinances. Except as would not reasonably be expected to have a Material Adverse Effect, no proceeding is pending against any either Seller Party or, to the Knowledge of Seller, has been threatened against either Seller Party alleging facts or circumstances that, if found to be true, would constitute a breach of this Section 4.16(a).
(b)As of the date hereof, no Action by or before any Governmental Entity involving Seller or any of its Affiliates with respect to money laundering Applicable Laws administered or enforced by any Governmental Entity is pending, or to the Knowledge of Seller, has been threatened against either Seller Party or any of its Affiliates.
Section 4.17    Customers and Vendors. Section 4.17 of the Disclosure Schedule lists the ten (10) largest customers (including volume in dollars of sales to such customers) of Seller that are party to an Assumed Jet Card Program Contract (other than Buyer and its Affiliates) since January 1, 2023. None of Seller and its Affiliates is engaged in any material unresolved disputes with (a) any customer that is party to an Assumed Jet Card Program Contract, or (b) with any vendor under any Material Contract that could reasonably be expected to adversely affect, in any material respect, the services to be provided to Buyer under the Transition Services Agreement or the Master Aircraft Operating Agreement.
Section 4.18    Brokers. Seller is not obligated for any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated by this Agreement.
Section 4.19    No Additional Representations and Warranties. Except for the representations and warranties contained in this Article IV and the other Transaction Documents, neither Seller or any other Person has made, or will be deemed to have made, any representation or warranty on behalf of Seller.
Section 4.20    Non-Reliance. Seller acknowledges and agrees that it and its Representatives have been permitted such access to such information regarding Buyer as it has determined to be adequate to enter into this Agreement. Seller agrees and acknowledges that, except for the representations and warranties expressly set forth in Article V, none of Buyer or any of its equityholders, trustees, Affiliates or Representatives or any other Person has made or is making, and Seller has not relied upon nor is Seller relying upon, and Seller expressly disclaims any other representations or warranties of any nature, oral or written, past, present or future, including any other representations or warranties, express or implied, in each case in connection with the transactions contemplated by this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to each Seller Party as follows:
Section 5.1    Organization, Good Standing and Qualification. Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate or limited liability company (as applicable) power and authority to carry on its business as presently conducted.
Section 5.2    Authorization; Binding Obligations. Buyer has all necessary corporate or limited liability company (as applicable) power and authority to execute and deliver this Agreement and all other Transaction Documents to which Buyer is or will be a party and to perform its obligations hereunder and thereunder. This Agreement has been, and all other Transaction Documents to which Buyer is, or will be, a party have been, or will be at Closing, in each case, duly executed and delivered by Buyer, as applicable, and, assuming the due authorization, execution and delivery hereof and thereof by the parties thereto other than Buyer, as applicable, constitute or, upon execution and delivery, will constitute the valid and binding agreements of Buyer, enforceable against Buyer in accordance with their terms, except as limited by the Enforceability Exceptions.
Section 5.3    Absence of Conflicts. Except as set forth in Section 5.3(c) of Buyer’s Disclosure Schedule, the execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which Buyer is or will be party does not, and the consummation of the transactions contemplated herein and therein by Buyer will not (a) violate, conflict with, or result in any breach of, any of the terms, conditions or provisions of Buyer’s Organizational Documents, (b) violate, conflict with or result in any breach of any Applicable Law in any material respect or (c) result in any material violation or be in material conflict with or constitute, with or without the passage of time and giving of notice, either a material default (or give rise to any right of termination or cancellation) or the loss of a material benefit under, any material contract, in each case that would, individually or in the aggregate, reasonably be expected to adversely affect the ability of Buyer to timely consummate any of the transactions contemplated hereby.
Section 5.4    Consents and Filings. Assuming the accuracy of the representations of the Seller Parties in Article IV of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity (including, without limitation, the Department of Transportation and/or the FAA) or any other Person is required on the part of Buyer in connection with the execution, delivery and performance by Buyer of any Transaction Documents to which Buyer is, or will be, a party or the consummation by Buyer of the transactions contemplated hereby or thereby (except, with respect to Persons who are not Governmental Entities, as would not, individually or in the aggregate, reasonably be expected to adversely affect the ability of Buyer to timely consummate any of the transactions contemplated hereby).

Section 5.5    Litigation. There are no Actions pending, or, to Buyer’s Knowledge, threatened, against or affecting Buyer at law or in equity, or before or by any Governmental Entity, (a) with the object of seeking to restrain, enjoin, prevent the consummation of or otherwise challenge this Agreement or any of the transactions contemplated hereby or (b) which would reasonably be expected to adversely affect or delay Buyer’s performance under this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.
Section 5.6    Financing. Buyer has delivered to Seller true, complete and correct copies of the executed commitment letter, dated as of October 22, 2024, between Buyer and Bank of America, N.A. (including all exhibits, schedules, and annexes thereto, collectively, the “Debt Financing Commitment”), pursuant to which the lenders thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein (the “Debt Financing”), and the executed fee letter associated therewith (the “Debt Fee Letter”); provided, that the provisions of such Debt Financing Commitment and such Debt Fee Letter may be redacted as to fees, rate percentages, discounts, pricing caps, “market flex” provisions, appraised values, amortization and other economic and commercially sensitive provisions; provided, further, that Buyer represents and warrants that such “market flex” provisions do not permit the imposition of any new conditions (or the modification or expansion of any existing conditions) with respect to the Debt Financing or any reduction in the amount of the Debt Financing. The Debt Financing Commitment has not been amended or modified prior to the date of this Agreement, to the Knowledge of Buyer no such amendment or modification is contemplated and, as of the date hereof, the respective commitments contained in the Debt Financing Commitment have not been withdrawn or rescinded in any respect. As of the date hereof, except for the Debt Fee Letter, there are no side letters or Contracts to which Buyer is a party related to the funding of the Debt Financing or the transactions contemplated hereby other than as expressly set forth in the Debt Financing Commitment. Buyer has fully paid any and all commitment fees or other fees in connection with the Debt Financing Commitment that are payable on or prior to the date hereof. The Debt Financing Commitment is in full force and effect and is the legal, valid, binding and enforceable obligations of Buyer, as the case may be, and, to the Knowledge of Buyer, each of the other parties thereto, except as limited by the Enforceability Exceptions. There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing, other than as expressly set forth in the Debt Financing Commitment delivered to Seller prior to the date hereof. No event has occurred as of the date hereof, which, with or without notice, lapse of time or both, would reasonably be expected to (i) constitute a default or breach on the part of Buyer or, to the Knowledge of Buyer, any other party thereto under any of the Debt Financing Commitment, (ii) constitute a failure to satisfy a condition precedent on the part of Buyer or, to the Knowledge of Buyer, any other party thereto under the Debt Financing Commitment or (iii) to the Knowledge of Buyer, result in any portion of the Debt Financing Commitment being unavailable on the Closing Date. As of the date hereof, Buyer has no reason to believe that any of the conditions to the Debt Financing contemplated by the Debt Financing Commitment will not be satisfied or that the Debt Financing will not be made available to Buyer on the Closing Date, nor does Buyer have, as of the date hereof, any reason to believe that any of the debt financing sources will not perform its respective funding obligations with respect to the Debt Financing under the Debt Financing Commitment. Assuming the Debt Financing is funded in accordance with the Debt Financing Commitment, Buyer will have on the Closing Date funds sufficient to (i) pay the Closing Cash Payment, (ii) pay any and all the fees and expenses required to be paid by Buyer in connection with the transactions contemplated hereby and the Debt Financing, and (iii) satisfy all of the other payment obligations of Buyer contemplated hereunder. Buyer affirms that it is not a condition to the Closing or any of its other obligations under this Agreement that Buyer obtain the Debt Financing or any other financing for or related to any of the transactions contemplated hereby.
Section 5.7    No Additional Representations and Warranties. Except for the representations and warranties contained in this Article V and the other Transaction Documents, none of Buyer, or any other Person has made, or will be deemed to have made, any representation or warranty on behalf of Buyer.
Section 5.8    Non-Reliance. Buyer acknowledges and agrees that it and its Representatives have been permitted such access to the books and records of Seller and that Buyer, and its Representatives have had the opportunity to meet with the officers and employees of Seller to discuss the Acquired Assets, in each case as they have determined to be adequate to enter into this Agreement. Buyer agrees and acknowledges that, except for the representations and warranties expressly set forth in Article IV or as set forth in each Warranty Bill of Sale, no Seller Party nor any of its equityholders, trustees, Affiliates or Representatives or any other Person has made or is making, and Buyer has not relied upon and is not relying upon, and Buyer expressly disclaims, any other representations or warranties of any nature, oral or written, past, present or future, including any other representations or warranties, express or implied, in each case in connection with the transactions contemplated by this Agreement.
ARTICLE VI
COVENANTS
Section 6.1    Conduct of Business of Seller. Except (w) as expressly required by this Agreement, (x) as set forth on Schedule 6.1, (y) to the extent that Buyer shall otherwise have consented in writing prior to taking of such action (such consent not to be unreasonably withheld, conditioned or delayed), or (z) as required by Applicable Law, from and after the date of this Agreement until the Closing, Seller covenants and agrees that it shall, and Seller Ultimate Parent covenants and agrees that it shall cause Seller to:
(a)use commercially reasonable efforts to (i) own, operate and use the Acquired Assets only in the ordinary course of business consistent with past practices, and (ii) to the extent consistent with the foregoing (A) preserve intact the Acquired Assets, (B) keep available the services of the Potential Hired Employees, (C) maintain existing relationships with customers party to an Assumed Jet Card Program Contract, Maintenance Program vendors and other vendors providing products or services used in connection with the ownership or operation of the

Acquired Assets and (D) maintain in good standing all permits required for it to be a Licensed Air Carrier, as applicable; and
(b)not effect any of the following:
(i)sell, lease, license, transfer, permit to lapse, abandon or otherwise dispose of any of the Acquired Assets, other than (A) in the ordinary course of business or (B) dispositions of any assets which are obsolete;
(ii)enter into any Contract or other arrangement that contains an option or grant of any right of first refusal or right of first offer, right of first negotiation or similar right in favor of a third party, related to the Acquired Assets;
(iii)amend, terminate or waive any material rights with respect to any of the Acquired Assets;
(iv)(A) amend or modify any Assumed Jet Card Program Contract in a manner that is adverse to Seller or to Buyer following the Closing in any material respect, or (B) waive, renew, extend, terminate or let lapse or expire any Assumed Jet Card Program Contract other than in the ordinary course of business;
(v)(A) amend or modify any Acquired Contract that is not an Assumed Jet Card Program Contract in a manner that is adverse to Seller or to Buyer following the Closing, or (B) waive, renew or extend for any period of more than one year, or terminate or let lapse or expire, any Acquired Contract that is not an Assumed Jet Card Program Contract;
(vi)cash out of any positive account balances of the Maintenance Programs for any Acquired Aircraft, or transfer the Maintenance Programs account balances for an Acquired Aircraft to another aircraft for any period, including for any period following the Closing;
(vii)enter into any Contract that purports to limit, curtail or restrict the right to own, operate, use or transfer any of the Acquired Assets from and after the Closing;
(viii)(A) increase the compensation payable to or to become payable to any Potential Hired Employee, except as required by Applicable Law or the terms of any Benefit Plan or (B) grant any severance or termination pay (other than pursuant to existing severance arrangements or policies as in effect on the date of this Agreement) to, or enter into or modify any employment, change-in-control or severance agreement with, any Potential Hired Employee, except as required by Applicable Law or the terms of a Benefit Plan; or (C) terminate (other than for cause) any Potential Hired Employee;
(ix)(A) enter into any collective bargaining agreement any other labor-related Contract with any labor union or similar labor organization with respect to any of the Potential Hired Employees, or (B) recognize or certify any labor union or similar labor organization as the bargaining representative for any employees of Seller or any of its Affiliates with respect to any of the Potential Hired Employees;
(x)waive, release, assign, settle or compromise any material Action (whether civil, criminal, administrative or investigative) against Seller which are related to or otherwise involve or could adversely affect any of the Acquired Assets following the Closing or constitute an Assumed Liability;
(xi)adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;
(xii)take any action that Seller knows or should reasonably expect to know, would reasonably expected to result in loss, revocation, or suspension of Seller’s status as a Licensed Air Carrier while the Transition Services Agreement and/or Master Aircraft Operating Agreement is in effect;
(xiii)mortgage, pledge or allow to be subjected to any Lien, other than Permitted Liens or Liens that will be released at or prior to the Closing, any of the Acquired Assets; or
(xiv)authorize, or commit or agree to take, any of the foregoing actions in respect of which it is restricted by the provisions of this Section 6.1(b).
Section 6.2    Access to Information.
(a)From and after the date hereof until the Closing and subject to Applicable Law, the Seller Parties shall, and shall cause each of its Representatives to, afford to Buyer and each of their respective Representatives, access, at times mutually agreed among the parties, upon reasonable prior notice and in such manner as will not unreasonably interfere with the conduct of the business of Seller, to all properties, books and records of Seller to the extent related to the Acquired Assets and the Assumed Liabilities, together with the opportunity to make copies of such books, records and other documents and to discuss such matters with such members of management, officers, directors, counsel, accountants and other Representatives for Seller as Buyer and its Representatives may reasonably request, and the Seller Parties shall use their commercially reasonable efforts to cause such members of management, officers, directors, counsel, accountants and other Representatives to reasonably cooperate with Buyer and each of their respective Representatives in connection therewith. Notwithstanding the foregoing provisions of this Section 6.2(a), the Seller Parties shall not be required to, or to cause any of its Subsidiaries to, grant access or furnish information to Buyer or its Representatives to the extent that (i) such access would jeopardize attorney/client or attorney work product privilege, taking into account whether Buyer is willing to enter into a customary joint defense agreement or similar arrangement or (ii) such access or the furnishing of such information is prohibited by Applicable Law. In the event the Seller Parties do not provide access or information pursuant to clauses (i) or (ii) of the preceding sentence, the Seller Parties shall provide notice to Buyer that such information is being withheld, and the Seller Parties shall cause such entity to use its commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that will not violate the applicable privilege or Applicable Law and, if applicable, seek a waiver of any applicable third-party restrictions. All information provided pursuant to this Agreement shall remain subject in all respects to the Confidentiality Agreement.
(b)From and after the Closing Date and subject to Applicable Law and any required third party consents, Seller shall provide Buyer with access to (and the right to make copies of) the complete historical performance data for the Acquired Aircraft maintained in Seller’s Salesforce database for so long as Seller continues to have access to such database; provided, for the avoidance of doubt, that Seller shall not be required to renew or otherwise extend any contractual relationship with Salesforce to facilitate such access.
(c)For a period of seven (7) years from and after the Closing Date and subject to Applicable Law, in connection with (i) the preparation or amendment of Tax Returns, (ii) the preparation of financial statements, (iii) any regulatory reporting obligations or the requirements of any Applicable Law, or (iv) the determination of any matter relating to the rights or obligations of the Seller Parties or any of their Affiliates under any Transaction Document, upon reasonable prior notice, Buyer shall, and shall cause each of its Affiliates and Representatives to, afford to each Seller Party and their respective Representatives access, at times mutually agreed among the parties, upon reasonable prior notice and in such manner as will not unreasonably interfere with the conduct of the business of Buyer, to all books and records to the extent included within the Acquired Assets. Notwithstanding the foregoing provisions of this Section 6.2(c), Buyer shall not be required to, or to cause any of its Representatives or Affiliates to, grant access or furnish information to the Seller Parties or their Representatives to the extent that (i) such access would jeopardize attorney/client or attorney work product privilege, taking into account whether the applicable Seller Party is willing to enter into a customary joint defense agreement or similar arrangement or (ii) such access or the furnishing of such information is prohibited by Applicable Law. In the event Buyer does not provide access or information pursuant to clauses (i) or (ii) of the preceding sentence, Buyer shall provide notice to the Seller Parties that such information is being withheld, and Buyer shall use its commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that will not violate the applicable privilege or Applicable Law and, if applicable, seek a waiver of any applicable third-party restrictions.
(d)From and after the Closing Date, the Seller Parties and Buyer will, and will cause their Affiliates and their respective employees to, use commercially reasonable efforts to cooperate with the other Party, its Affiliates and their respective Representatives (at such other Party’s sole cost and expense) with respect to any third-party claims or third-party lawsuits relating to the Acquired Assets and the Assumed Liabilities, on the one hand, or the Excluded Assets and the Excluded Liabilities, on the other hand; provided, however, that, for the avoidance of doubt, neither Party shall be obligated to cooperate with the other Party if the Sellers or their Affiliates, on the one hand, or Buyer or its Affiliates, on the other hand, are adverse parties in such third-party claim or third-party lawsuit and such cooperation is reasonably pertinent thereto; provided, further, that the Party seeking the other Party’s cooperation shall reimburse such Party for reasonable out of pocket costs incurred in connection with such cooperation.
Section 6.3    Notification of Certain Matters. Seller, on the one hand, and Buyer, on the other hand, shall, to the extent not prohibited by Applicable Law, give prompt written notice to the other of: (a) the occurrence, or failure to occur, of any event of which such Party has Knowledge that would be reasonably likely to cause, (i) in the case of Seller, the failure of any condition set forth in any of Section 7.1 or Section 7.2 to be satisfied or (ii) in the case of Buyer, the failure of any condition set forth in any of Section 7.1 or Section 7.3 to be satisfied, (b) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement and the other Transaction Documents, (c) any written notice or other written communication from any Governmental Entity in connection with the transactions contemplated by this Agreement and the other Transaction Documents, and (d) any adverse change event that would reasonably be expected, individually or in the aggregate, to materially prevent or delay such Party’s ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents. No such notification shall (x) affect the representations or warranties of any Party or the conditions to its respective obligations hereunder, (y) be deemed to amend or supplement the Disclosure Schedule, the Buyer Disclosure Schedule or any other Schedule hereto, or (z) affect or serve as a waiver in any manner whatsoever of any of the rights to indemnification of any Party pursuant to Article IX.
Section 6.4    Further Assurances. From time to time following the Closing, Buyer and the Seller Parties shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate to assign fully to Buyer and its successors or assigns, all right, title and interest in, to and under the Acquired Assets, and to otherwise make effective the transactions contemplated by this Agreement and the other Transaction Documents. Without limiting the foregoing, the Seller Parties shall reasonably cooperate with Buyer in the transfer of each Acquired Aircraft to Buyer’s (or its Affiliate’s) Part 135 Certificate, including by promptly (a) providing Buyer with remote access to information regarding the operation and maintenance of the Acquired Aircraft prior to the MAOA Termination Date for such purpose and (b) correcting and remediating any deficiencies in Seller’s records identified by FAA or otherwise in connection therewith.
Section 6.5    Consents; Filings.
(a)Each of the Parties, as promptly as practicable after the date hereof, shall make or cause to be made all filings and submissions under Applicable Laws as may be required for it to consummate the transactions contemplated by this Agreement. Buyer and Seller shall equally share responsibility for any filing fees required in connection with the foregoing filings and submissions, and Seller’s portion shall, if unpaid prior to the Closing, constitute part of the Selected Assumed Liability Amount hereunder. With respect to each of the filings and requests contemplated by this Section 6.5(a), the Parties shall diligently and expeditiously prosecute, and shall cooperate with each other in the prosecution of, such matters, including, subject to Applicable Law, by permitting counsel for the other Party to review in advance, and consider in good faith the views of the other Party in connection with any such filing or any proposed written communication with any Governmental Entity and by providing counsel for the other Party with copies of all filings and submissions made by such Party and all correspondence between such Party (and its advisors) with any Governmental Entity and any other information supplied by such Party and such Party’s Subsidiaries to a Governmental Entity or received from such a Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that (x) materials may be redacted before being provided to the other Party as necessary to avoid disclosure of other competitively sensitive information or to address reasonable privilege or confidentiality concerns and (y) nothing contained herein shall require any Party to disclose to the other Party (A) information which reveals such Party’s negotiating objectives or strategies regarding the transactions contemplated hereby, (B) information relating to businesses and investments of Seller Ultimate Parent’s Affiliates or of any equityholder of WUEI (or their respective Affiliates) or (C) any information for which disclosure is prohibited by any Governmental Entity. Subject to the limitations set forth herein, each Buyer and Seller shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any such filing or submission. If permitted by Applicable Law and the applicable Governmental Entity, each Party agrees to provide to the other Party and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates and Representatives, on the one hand, and any Governmental Entity, on the other hand, concerning or in connection with the transactions contemplated hereby.
(b)In the event an investigation or suit is threatened or instituted challenging the transactions contemplated hereby as violative of Applicable Law, each of the Parties shall use its commercially reasonable efforts to avoid the filing of, or resist or resolve, such investigation or suit; provided, however, that nothing contained in this Agreement shall contemplate the change to any terms and conditions of this Agreement or obligate Buyer or any of its Affiliates: (i) to dispose, transfer or hold separate, or cause any assets or operations, or to commit any Person to do the same; (ii) to discontinue or cause any of its Affiliates to discontinue offering any product or service; or (iii) to make or cause any of its Affiliates to make any commitment (to any Governmental Entity or otherwise) regarding its future operations, and Seller shall not agree, commit or consent to any of such restrictions described in clauses (i)-(iii) with respect to itself, in each case without the prior written consent of Buyer.
(c)Promptly following the execution of this Agreement, Seller shall give applicable notices to third parties and the Parties shall each use commercially reasonable efforts to obtain all consents and approvals of third parties set forth on Schedule 6.5. For the avoidance of doubt, the use of commercially reasonable efforts by a Party pursuant to this Section 6.5(c) shall not require such Party to make any payment or concession to the other Party or any third party in order to obtain such consent.

Section 6.6    Tax Matters.
(a)Cooperation and Records Retention. Seller and Buyer shall (i) each provide the other with such assistance as may be reasonably requested by any of them in connection with the preparation of any Tax Return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to Liability for Taxes; (ii) each retain and provide the other any records or other information that may be relevant to such Tax Return, audit or examination, proceeding, or determination; and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax Return of the other for any period; provided, that in the case of each of clauses (ii) and (iii), Seller shall only be required to provide Buyer (or its Affiliates) such information which is exclusively related to the Acquired Assets or the Assumed Liabilities. Without limiting the generality of the immediately preceding sentence, Buyer shall retain and Seller shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such returns for all taxable periods beginning on or before the Closing Date; provided, however, that notwithstanding anything herein to the contrary, Seller shall have no obligation to provide Buyer (or its Affiliates) with any Tax Returns, supporting work schedules, and other records or information which relates to or is in connection with Seller or its Affiliate’s consolidated, joint, unitary, combined or other similar group Tax Return.
(b)Transfer Taxes. Except for the Buyer Acquired Aircraft Taxes and Seller Acquired Aircraft Taxes (each as defined in Section 6.6(e) below), any Transfer Taxes incurred in connection with this Agreement shall be paid by Buyer. The Party required by law to file any Tax Returns in respect of Transfer Taxes shall file such Tax Returns. The Parties agree to cooperate in preparing and filing such any Tax Returns. The Party required by law to pay any such Transfer Tax shall pay such amount. If Seller is required by law to pay any such Transfer Taxes, Buyer shall promptly reimburse it for such amount upon the receipt of reasonably satisfactory evidence of such payment.
(c)Straddle Period. Except for Transfer Taxes, Buyer Acquired Aircraft Taxes and Seller Acquired Aircraft Taxes, which shall be borne pursuant to Sections 6.6(b) and 6.6(e), for purposes of this Agreement, any Taxes that are attributable to a Taxable period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”) will be apportioned between the portion of the Straddle Period that extends from before the Closing Date through the Closing Date (the “Pre-Closing Straddle Period”) and the portion of the Straddle Period that extends from the day after the Closing Date to the end of the Straddle Period (the “Post-Closing Straddle Period”) in accordance with this Section 6.6(c). All personal property, real property and other ad valorem Taxes (other than Transfer Taxes, Buyer Acquired Aircraft Taxes and Seller Acquired Aircraft Taxes) levied with respect to the Acquired Assets for any Straddle Period shall be apportioned between the Pre-Closing Straddle Period, on the one hand, and the Post-Closing Straddle Period, on the other hand, on a per diem basis, and all other Taxes with respect to the Acquired Assets for any Straddle Period shall be allocated between the Pre-Closing Straddle Period and the Post-Closing Straddle Period on an interim closing of the books method assuming the taxable period ends as of the end of the day on the Closing Date; provided, that exemptions, allowances and deductions that are calculated on a time basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date on a per diem basis.
(d)Tax Returns. Seller shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns related to the Acquired Assets for all taxable periods ending on or before the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed, in a manner consistent with Seller’s past practices, except as otherwise required by Applicable Law, all Tax Returns with respect to the Acquired Assets for any Straddle Period. Buyer shall permit Seller to review, provide comments and consent (which consent shall not be unreasonably withheld, conditioned or delayed) to each such material Tax Return and shall consider in good faith any such revisions as are reasonably requested by Seller.
(e)Acquired Aircraft Sales, Excise, and Transfer Taxes.
(i)Buyer Taxes. With respect to any Acquired Aircraft, at the time of Closing, Buyer will either (A) pay directly to the applicable taxing authority any sales or use Taxes, value added Tax (VAT), property Taxes (but without such property Taxes being pro-rated to the extent such property Taxes attached to the Acquired Aircraft before the Closing Date), fuel Taxes, excise or similar Taxes that may be assessed by a State or local government against the Acquired Aircraft or Seller attributable to the purchase, ownership and operation of the Acquired Aircraft in connection with the transactions contemplated by this Agreement or which may arise subsequent to the Closing Date (collectively, the “Buyer Acquired Aircraft Taxes”) or (B) provide commercially reasonable evidence to Seller that Buyer is exempted from the requirement to pay such Buyer Acquired Aircraft Taxes at the Closing.
(ii)Seller Taxes. With respect to any Acquired Aircraft, Seller will pay and be responsible for: (A)  any and all Taxes levied, assessed or imposed upon expenditures made to correct any Discrepancies with respect to a Pre-Closing Tax Period; and (B) any and all sales Taxes, value-added Tax (VAT), property Taxes (but without such property Taxes being pro-rated to the extent such property Taxes do not attach to the Acquired Aircraft until on or after Closing Date), fuel Taxes, excise or similar Taxes that are assessed against the Acquired Aircraft attributable to the ownership and operation of the Acquired Aircraft prior to the Closing Date (collectively, the “Seller Acquired Aircraft Taxes”).
Section 6.7    Restrictive Covenants.
(a)During the Restricted Period, no Seller Restricted Party shall, directly or indirectly, either for its own benefit or for the benefit of any other Person, cause, induce or encourage any customer who is party to an Assumed Jet Card Program Contract, or any vendor party to any Acquired Contract, to terminate or modify their relationship with Buyer and any of its Affiliates as it relates to the ownership and/or operation of the Acquired Assets following the Closing.

(b)Following the Closing, no Seller Restricted Party shall, directly or indirectly, take or refrain from taking any action if such Seller Restricted Party knows, or should reasonably be expected to know, that such action (or inaction) would reasonably be expected to prevent, delay or otherwise frustrate Buyer’s efforts to transfer any Acquired Aircraft to Buyer’s (or its Affiliate’s) Part 135 Certificate.
(c)During the Restricted Period, no Seller Restricted Party shall directly or indirectly, hire or solicit any Hired Employee; provided, however, that (x) the foregoing shall not be construed to prevent a Seller Restricted Party from making any general solicitation which is not directly or indirectly targeted at any such employee or group of employees or from hiring any employee so solicited in accordance with this clause (x) and (y) the foregoing shall not prohibit a Seller Restricted Party from hiring any employee after one hundred eighty (180) days from the date of termination of such employee’s employment by Buyer, WUEI or any of their respective Subsidiaries.
(d)None of Buyer, WUEI or any of their respective Subsidiaries (the “Buyer Restricted Parties”) shall during the Restricted Period, directly or indirectly, hire or solicit any employees of Seller Ultimate Parent who are members of Seller Ultimate Parent’s senior management or encourage any such employee to leave such employment or hire any such employee who has left such employment; provided, however, that (x) the foregoing shall not be construed to prevent the Buyer Restricted Parties from making any general solicitation which is not directly or indirectly targeted at any such employee or group of employees or from hiring any employee so solicited in accordance with this clause (x) and (y) the foregoing shall not prohibit a Buyer Restricted Party from hiring any employee after one hundred eighty (180) days from the date of termination of such employee’s employment by Seller Ultimate Parent or any of its Subsidiaries.
(e)During a period of three (3) years following the Closing Date, each Seller Restricted Party will, and will cause its respective Representatives to, (i) hold in confidence all Confidential Information included within the Acquired Assets hereunder, including the Aircraft Documents (to the extent nonpublic), and (ii) not use such Confidential Information or disclose such Confidential Information to any Person, (iii) and take all reasonably necessary and appropriate steps to prevent the disclosure and use of such Confidential Information, except, in each case, to the extent such Confidential Information (A) is or becomes publicly available other than as a result of a breach of this Agreement by a Seller Restricted Party or any of its Representatives or (B) was, is or becomes available to such Seller Restricted Party or its Representatives on a non-confidential basis from a Person not known by such Seller Restricted Party or its Representatives, after reasonable inquiry, to be bound by a confidentiality obligation with respect to the Confidential Information. Notwithstanding the foregoing, a Seller Restricted Party or its Representatives may use and disclose Confidential Information to the extent (1) such Seller Restricted Party or its Representatives are required to disclose such Confidential Information in connection with a litigation, governmental or regulatory proceeding or otherwise (a “Request”), (2) such use and disclosure is in connection with performing its obligations or exercising its rights under this Agreement or any other Transaction Document, (3) such use and disclosure is in connection with financial reporting, tax or accounting matters or (4) such use and disclosure is made to any of its Representatives only in connection with one or more of the foregoing purposes, who are advised of the confidentiality obligations herein (it being agreed that the Seller Restricted Party will be responsible for any actions or omissions by any of its Representatives that, if taken or made by a Seller Restricted Party, would be in violation of this paragraph); provided, however, that in the case of disclosure pursuant to the preceding clause (1), or if a disclosure under clause (3) will be publicly made or publicly available, pursuant to clause (3), such Seller Restricted Party (or its Representatives, as applicable) will to the extent permitted by Applicable Laws (i) as promptly as practicable notify Buyer in writing of the existence, terms of and circumstances surrounding such Request or requirement, (ii) cooperate with any reasonable action by Buyer to resist or narrow such Request or to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such Confidential Information, with the understanding that Buyer shall reimburse the Seller Restricted Parties for reasonable out of pocket costs incurred with such cooperation and (iii) disclose only that portion of the Requested information which the Seller Restricted Party is advised by counsel is legally required to be disclosed. Notwithstanding anything herein, disclosure of such Confidential Information may be made in the course of routine inspections, examinations or inquiries by federal or state regulatory agencies and self-regulatory organizations that have requested or required the inspection of records that contain such information without notice to Buyer so long as such routine inspection, examination or inquiry is not targeted at Buyer or any of its Affiliates. After the third (3rd) anniversary of the Closing Date, each Seller Restricted Party will, upon the written request by Buyer, promptly as practicable return or destroy all such written Confidential Information and those portions of any other written material containing or reflecting any such Confidential Information and will not retain any copies, extracts or other reproductions, in whole or in part, of such written information. Notwithstanding the preceding sentence, (x) a Seller Restricted Party or its Representatives may retain such Confidential Information necessary to comply with law, regulation or its or their compliance and/or bona fide records retention policies, or for the purpose of defending any claim relating to this Agreement or any transaction related hereto, and (y) nothing in this Section 6.7(e) will require the return or destruction of copies of any electronic records, materials or files containing such Confidential Information that have been created pursuant to any automated archiving or back up procedure in the ordinary course of business that are not readily accessible and cannot be reasonably deleted. All information retained pursuant to the preceding sentences shall continue at all times thereafter to be held subject to the restrictions on use and disclosure set forth in this Section 6.7(e) irrespective of the expiration of the three (3) year period following the Closing Date.
(f)During a period of three (3) years following the Closing Date, each Buyer Restricted Party will, and will cause its respective Representatives to, (i) hold in confidence all Confidential Information of the Seller and its Affiliates that is not included within the Acquired Assets hereunder, and (ii) not use such Confidential Information, or disclose such Confidential Information to any Person, (iii) and take all reasonably necessary and appropriate steps to prevent the disclosure and use of such Confidential Information, except, in each case, to the extent such Confidential Information (A) is or becomes publicly available other than as a result of a breach of this Agreement by a Buyer Restricted Party or any of its Representatives or (B) was, is or becomes available to a Buyer Restricted Party or any of its Representatives on a non-confidential basis from a Person not known by such Buyer Restricted Party or its Representatives, after reasonable inquiry, to be bound by a confidentiality obligation with respect to the Confidential Information. Notwithstanding the foregoing, a Buyer Restricted Party or its Representatives may use and disclose such Confidential Information to the extent (1) such Buyer Restricted Party or its Representatives are required to disclose such Confidential Information in connection with a Request, (2) such use and disclosure is in connection with performing its obligations or exercising its rights under this Agreement or any other Transaction Document, (3) such use and disclosure is in connection with financial reporting, tax or accounting matters or (4) such use and disclosure is made to any of its Representatives only in connection with one or more of the foregoing purposes, who are advised of the confidentiality obligations herein (it being agreed that the Buyer Restricted Party will be responsible for any actions or omissions by any of its Representatives that, if taken or made by a Buyer Restricted Party, would be in violation of this paragraph); provided, however, that in the case of disclosure pursuant to the preceding clause (1), or if a disclosure under clause (3) will be publicly made or publicly available, pursuant to clause (3), such Buyer Restricted Party (or its Representatives, as applicable) will to the extent permitted by applicable laws (i) as promptly as practicable notify Seller in writing of the existence, terms of and circumstances surrounding such Request, (ii) cooperate with any reasonable action by Seller to resist or narrow such Request or to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such Confidential Information, with the understanding that Seller shall reimburse the Buyer Restricted Parties for reasonable out of pocket costs incurred with such cooperation and (iii) disclose only that potion of the Requested information which the Buyer Restricted Party is advised by counsel is legally required to be disclosed. Notwithstanding anything herein, disclosure of such Confidential Information may be made in the course of routine inspections, examinations or inquiries by federal or state regulatory agencies and self-regulatory organizations that have requested or required the inspection of records that contain such information without notice to Seller so long as such routine inspection, examination or inquiry is not targeted at Seller or any of its Affiliates. After the third (3rd) anniversary of the Closing Date, each Buyer Restricted Party will, upon the written request by Seller, promptly as practicable return or destroy all such written Confidential Information and those portions of any other written material containing or reflecting any such Confidential Information and will not retain any copies, extracts or other reproductions, in whole or in part, of such written information. Notwithstanding the preceding sentence, (x) a Buyer Restricted Party or its Representatives may retain such Confidential Information necessary to comply with law, regulation or its or their compliance and/or bona fide records retention policies, or for the purpose of defending any claim relating to this Agreement or any transaction related hereto, and (y) nothing in this Section 6.7(f) will require the return or destruction of copies of any electronic records, materials or files containing such Confidential Information that have been created pursuant to any automated archiving or back up procedure in the ordinary course of business that are not readily accessible and cannot be reasonably deleted. All information retained pursuant to the preceding sentences shall continue at all times thereafter to be held subject to the restrictions on use and disclosure set forth in this Section 6.7(f) irrespective of the expiration of the three (3) year period following the Closing Date.
(g)The Parties acknowledge and agree that the amount of actual damages suffered by the non-breaching Party in the event of an actual or threatened breach of this Section 6.7 may be difficult or impossible to accurately calculate and there may not be an adequate remedy at law available to the non-breaching Party to fully compensate the non-breaching Party in the event of such an actual or threatened breach. Consequently, the Parties agree that in addition to any other remedy or relief to which it may be entitled, in the event of a breach or threatened breach of this Section 6.7, the non-breaching Party and its successors and assigns shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security), and neither the breaching Party nor any of its Affiliates will oppose the granting of any such relief on the ground(s) that the non-breaching Party has an adequate remedy at law, has not proven actual damages, and/or should be required to post a bond or other security.
(h)Each Seller Restricted Party expressly acknowledges and agrees that (i) each of the restrictions on their activities set forth in this Section 6.7 are reasonably in all respects (including with respect to subject matter, time period and geographical area) and such restrictions are necessary to protect Buyer’s interest in, and value of the Acquired Assets (including the goodwill inherent therein) and (ii) Buyer would not have entered into this Agreement or consummated the transactions contemplated hereby without the restrictions contained in this Section 6.7.
Section 6.8    Post-Closing Asset Transfers. To the extent that Buyer or the Seller Parties discover following Closing that any Acquired Asset that was intended to be transferred pursuant to this Agreement was not transferred at Closing, the Seller Parties shall or shall cause their respective Affiliates to promptly assign and transfer to Buyer all right, title and interest in such asset. To the extent that Buyer or the Seller Parties discover following Closing that any Excluded Asset that was not intended to be transferred pursuant to this Agreement was transferred at the Closing, Buyer shall or shall cause its Affiliates to promptly assign and transfer to the Seller Parties all right, title and interest in such asset.
Section 6.9    Aircraft Inspection.
(a)The Parties agree that Buyer will have the right to perform a pre-purchase inspection of the Acquired Aircraft (the “Inspection”) at Seller’s hangar located at Martin State Airport (KMTN), or another mutually agreed upon inspection facility (the “Inspection Facility”), the purpose of which is to determine whether the Acquired Aircraft meet or satisfy the Aircraft Delivery Condition, with the workscope of the Inspection to be comprised of those items listed in or attached to this Agreement as Exhibit G. The cost of the inspection items specified in the “Phenom 300 Pre-Purchase Inspection” checklist attached as Attachment 1 to Exhibit G will be borne by Buyer, which cost the Parties agree shall be $15,000 per Acquired Aircraft that is inspected. Buyer may, as part of the Inspection, conduct a test flight of each Acquired Aircraft of up to one (1) hour in duration, conducted utilizing Seller’s pilots or pilots reasonably acceptable to Seller and under Seller’s operational control (the “Test Flight”). Buyer will be permitted to have up to two (2) representatives on board to observe the test flight. Representatives of Buyer and Seller will be authorized to observe the Inspection, and both Parties will be entitled to receive complete copies of any and all documentation or reports generated in connection with the Inspection. With respect to the Test Flight and any other flights of the Acquired Aircraft that are Buyer’s responsibility under this Agreement, Buyer will reimburse Seller in the amount of Two Thousand United States Dollars ($2,000.00) per flight hour (rounded to the nearest 1/10th for any partial flight hour) (the “Flight Costs”). Without limiting the foregoing, the Parties acknowledge that Inspections for the following Acquired Aircraft were commenced prior to the date hereof and are deemed to have been requested hereunder: [***].
(b)The Parties shall instruct the Inspection Facility to prepare and provide the Parties as promptly as possible following the completion of the Inspection with one or more written inspection reports, including any documents photos, videos and records generated in connection therewith, listing any and all Discrepancies (defined below) found during such Inspection (the “Inspection Report”). The Parties acknowledge that the Inspection Report may include other comments or list discrepancies of a different nature (that do not impair airworthiness) that may fall outside the scope of this Agreement. Within three (3) Business Days following the completion of the Inspection and receipt of the final written Inspection Report (as stipulated and agreed to by the Parties) (the “Acceptance Deadline”), Buyer will notify Seller of Buyer’s conditional acceptance or rejection of the Acquired Aircraft by delivering its “Technical Acceptance Letter” in the form of Exhibit H attached to this Agreement, which Technical Acceptance Letter shall indicate one of the two following decisions by Buyer:
(i)Buyer may reject an Acquired Aircraft only in the event Significant Findings with respect to such Acquired Aircraft are discovered during the Inspection. Upon receipt of such rejection by Seller set forth in the Technical Acceptance Letter, Buyer will remain responsible for any of Buyer’s unpaid costs of the Inspection of such Acquired Aircraft, including any Flight Costs to return such Acquired Aircraft to its customary home airport within the Continental United States. In the event that Buyer rejects an Acquired Aircraft pursuant to this Section 6.9(b)(i), this Agreement will be terminated solely with respect to such Acquired Aircraft and such Acquired Aircraft shall be deemed to be an Excluded Aircraft; provided, for the avoidance of doubt, that such termination shall only be with respect to such affected Acquired Aircraft and this Agreement shall not be deemed terminated with respect to all other Acquired Aircraft.
(ii)Provided that Buyer is not permitted to reject the Acquired Aircraft under Section 6.9(b)(i), then Buyer will conditionally accept the Acquired Aircraft subject to Seller’s performance of its obligations under this Agreement, including Seller’s obligation to correct, at Seller’s sole cost and expense, any Discrepancies discovered during the Inspection.
(c)If Buyer does not deliver a completed Technical Acceptance Letter to Seller by the Acceptance Deadline, Buyer will be deemed to have accepted the Acquired Aircraft pursuant to Section 6.9(b)(ii) effective as of the first Business Day following the expiration of the Acceptance Deadline.
(d)In the event Buyer or Seller disputes whether any finding listed in the Inspection Report is or is not a Discrepancy with respect to the requirements set forth in clause (ii) of the definition of Aircraft Delivery Condition (i.e., whether a system or item of equipment is operating normally and within the applicable manufacturer’s specifications), then the Parties will submit such finding or discrepancy in dispute to the manufacturer of such system or item of equipment for resolution, and that manufacturer’s decision will be conclusively binding upon Buyer and Seller. If the manufacturer does not render a decision within five (5) Business Days, declines to render a decision, or if the Parties otherwise agree the dispute in question is better decided by the Inspection Facility, then such dispute regarding whether any finding listed in the Inspection Report constitutes a Discrepancy within the terms of this Agreement shall be decided by the Inspection Facility, and the Inspection Facility’s decision will be conclusively binding upon the Parties. All Discrepancies will be repaired at Seller’s expense.
(e)Notwithstanding anything contained herein to the contrary, if the Discrepancies discovered during the Inspection cannot be corrected within ten (10) Business Days after Buyer has given the Technical Acceptance Certificate, then the Parties may agree to proceed with the Closing and reduce the Base Purchase Price in the amount necessary to correct any Discrepancies which must be corrected in order to return the applicable Acquired Aircraft to an airworthy condition and in the Aircraft Delivery Condition (the “Outstanding Discrepancies”). The Base Purchase Price reduction shall be determined by obtaining a quote from the Inspection Facility to correct the Outstanding Discrepancies, including, but not limited to, any parts and labor necessary to correct such Outstanding Discrepancies.
Section 6.10    Lien Releases; FAA Agent.
(a)Seller shall provide or submit, or cause to be provided or submitted, to McAfee & Taft (the “FAA Agent”) at least five (5) Business Days prior to the Closing Date, recordable form lien releases and other documents reasonably requested by Buyer or its lenders providing the Debt Financing such that all Liens on the Acquired Assets that are not Permitted Liens shall be (or shall have been) satisfied, terminated and discharged on or prior to the Closing Date.
(b)Seller and Buyer each agree to engage the FAA Agent as agent to make all sale, registration, lien release and other filings with FAA that are required or desirable to be made in connection with the transactions contemplated by this Agreement. All costs and expenses related to the engagement of the FAA Agent shall be borne equally by Buyer and Seller. In furtherance thereof, unless otherwise agreed by the Parties, Seller agrees that it shall provide all lien releases to be delivered by Seller pursuant to Section 6.10(a) to the FAA Agent on Buyer’s behalf when required pursuant to such Section, and shall provide all documents required to be delivered by Seller to Buyer under Sections 3.2(c)(iv) and (v) to the FAA Agent not less than five (5) Business Days prior to the Closing. Buyer shall provide all documents to be delivered by Buyer to Seller under Section 3.2(d)(iv) to the FAA Agent not less than five (5) Business Days prior to the Closing. All documents provided to the FAA Agent pursuant to this Section 6.10(b) shall be held by the FAA Agent in escrow pending authorization by the relevant Party to release such documents at Closing (which authorization may be obtained orally during a customary Closing call or via electronic mail).
Section 6.11    International Registry. The transactions contemplated by this Agreement are subject to the Convention on International Interests in Mobile Equipment and the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment, together with the Regulations for the International Registry and the International Registry Procedures, and all other rules, modifications, amendments, supplements, and revisions thereto (collectively, the “Convention”). Each of Buyer and Seller will take any and all actions necessary or appropriate to establish an active and valid account on the International Registry as a Transacting User Entity in order to comply with the requirements of the Convention and its obligations under this Agreement, which registrations and appointments will be completed prior to Closing. Each of such Parties will be responsible for its own costs in connection with registration and designation under the preceding sentence. Buyer shall not effect or cause to effect, without Seller’s prior written consent, such consent to be provided or withheld in Seller’s sole and exclusive discretion, a registration of any prospective International Interest on the Acquired Aircraft (including the airframe or any engine) prior to the Closing. Capitalized terms used but not defined in this Section 6.11 or elsewhere in this Agreement in provisions relating to the Convention will have the meaning ascribed to them in the Convention.
Section 6.12    Financing.
(a)Buyer shall, and shall cause its Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Debt Financing on the terms and conditions described in or contemplated by the Debt Financing Commitment (including complying with any request exercising so-called “flex” provisions contained therein), including using reasonable best efforts to (i) maintain in effect the Debt Financing Commitment until the transactions contemplated by this Agreement are consummated, (ii) satisfy on a timely basis all conditions applicable to, and within the control of, Buyer in the Debt Financing Commitment and the definitive agreements to be entered into pursuant thereto, (iii) negotiate and enter into definitive agreements with respect thereto on terms and conditions described in the Debt Financing Commitment (including any “flex” provisions contained therein) prior to the Closing Date, (iv) enforce its rights under the Debt Financing Commitment and (v) in the event that all conditions in the Debt Financing Commitment have been satisfied, cause the lenders providing Debt Financing to fund on the Closing Date the Debt Financing required to consummate the transactions contemplated hereby. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions (including any “flex” provisions) contemplated in the Debt Financing Commitment for any reason, Buyer shall (A) promptly notify Seller in writing and (B) use, and cause the controlled Affiliates of WUEI to use, their respective reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, alternative debt financing from alternative debt financing sources (the “Alternative Financing”) in an amount sufficient for Buyer to fund all of its obligations under this Agreement, which would not (i) involve terms and conditions that are materially less beneficial to Buyer than those contained in the Debt Financing Commitment, (ii) involve any conditions to funding the Debt Financing that are not contained in the Debt Financing Commitment (unless such new condition or modified condition would not reasonably be expected to prevent, impede or delay the consummation of the Alternative Financing) and (iii) would not reasonably be expected to prevent, impede or delay the consummation of the transactions contemplated by this Agreement. None of Buyer or its Affiliates shall (without the prior written consent of Seller) consent or agree to any amendment, replacement, supplement or modification to, or any waiver of any provision under, the Debt Financing Commitment or the definitive agreements relating to the Debt Financing if such amendment, replacement, supplement, modification or waiver (1) decreases the aggregate amount of the Debt Financing to an amount that would be less than an amount that would be required to consummate the transactions contemplated hereunder and make the other payments required to be made by Buyer hereunder or otherwise contemplated in connection herewith, including by changing the amount of the fees to be paid or the original issue discount of the Debt Financing, (2) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Debt Financing that would reasonably be expected to: (x) prevent, impede or materially delay the consummation of the transactions contemplated by this Agreement, or (y) adversely impact the ability of Buyer to enforce its rights against the other parties to the Debt Financing Commitment (including any right to seek or obtain specific performance of the Debt Financing Commitment); provided, however, for the avoidance of doubt, Buyer may (without the prior written consent of Seller) amend, replace, supplement and/or modify the Debt Financing Commitment solely in accordance with the “market flex” provisions thereof and to add lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties thereto who had not executed the Debt Financing Commitment as of the date hereof. Buyer shall, and shall cause its Affiliates to, use their reasonable best efforts to maintain the effectiveness of the Debt Financing Commitment until the transactions contemplated by this Agreement are consummated. Upon any amendment, supplement, modification, consent or waiver of or relating to the Debt Financing Commitment, Buyer shall promptly provide a copy thereof to Seller, and to the extent any such amendment, supplement or modification has been made in compliance with this Section 6.12, the term “Debt Financing Commitment” shall mean the Debt Financing Commitment as so amended, replaced, supplemented or modified, including any Alternative Financing. Notwithstanding the foregoing, compliance by Buyer with this Section 6.12 shall not relieve Buyer of its obligation to consummate the transactions contemplated by this Agreement whether or not the Debt Financing is available (subject to Section 10.16(b)) and Buyer acknowledges that this Agreement and the transactions contemplated hereby are not contingent on Buyer’s ability to obtain the Debt Financing (or any Alternative Financing) or any specific term with respect to such financing and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Debt Financing or any permitted Alternative Financing (subject to Section 10.16(b)).

(b)Upon the reasonable request of Seller from time to time prior to the Closing, Buyer shall keep Seller informed in reasonable detail of material developments concerning the status of the Debt Financing. Without limiting the generality of the foregoing, Buyer shall promptly notify Seller in writing (i) if it obtains Knowledge that there exists any breach, default, repudiation, cancellation or termination by any party to the Debt Financing Commitment (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach, default, repudiation, cancellation or termination), (ii) of the receipt by Buyer or its Affiliates of any oral or written notice from any lender or other debt financing source with respect to any actual or threatened breach, default, repudiation, cancellation or termination by any party to the Debt Financing Commitment or (iii) if Buyer believes in good faith that there is a reasonable probability that it will not be able to obtain all or any material portion of the Debt Financing and such circumstances would reasonably be expected to prevent the Closing from occurring when it would otherwise be required hereunder.
Section 6.13    Employee Matters.
(a)In connection with the announcement of the transactions contemplated by this Agreement, subject to Section 10.10, the Parties shall, acting reasonably and in good faith, mutually agree upon a form of an announcement to be made by Seller to the Business Employees regarding the transactions contemplated hereby, which announcement will include an announcement to the effect that all Business Employees will be able to continue their employment for a period of at least ninety (90) days post-Closing, subject to a qualification for any “for cause” termination, the costs of such continued employment (including, without limitation, the employer portion of all employment, payroll, social security, unemployment or similar Taxes payable with respect thereto) to be reimbursed by Buyer pursuant to the Transition Service Agreement. Seller shall not terminate the employment of any Business Employee (other than for cause) prior to the Baseline Retention Date or, if applicable, the expiration of the applicable Service Term corresponding to such Business Employee.
(b)At any time, and from time to time after the date hereof and prior to the 90th day following the Closing (the “Baseline Retention Date”), Buyer may make, or may cause one of its Affiliates to make, in its sole discretion, offers of employment to any Potential Hired Employees. Following the Baseline Retention Date, Buyer may make, or may cause one of its Affiliates to make, additional offers of employment to Potential Hired Employees who are employed by Seller, provided that such offers of employment are made in coordination with Seller and Buyer keeps Seller informed of the acceptance of employment offers by such Potential Hired Employees.
(c)Seller shall adopt and implement, or shall cause one of its Affiliates to adopt and implement, the Retention Program effective as of the Closing Date. Seller shall communicate to all pilots and other Potential Hired Employees who are eligible to participate in the Retention Program (each, an “Eligible Retention Program Participant”) that they will be entitled to participate in such program by no later than the Closing Date. As soon as reasonably practicable following the date hereof (or in the case of any Eligible Retention Program Participant that is first identified by Buyer to Seller after the date hereof in accordance with the Retention Program, as soon as reasonably practicable after Buyer has so identified such Eligible Retention Program Participant to Seller), Seller shall, or shall cause one of its Affiliates to, deliver to each Eligible Retention Program Participant an individual retention bonus agreement reflecting the terms of the Retention Program, the form of which retention bonus agreement shall be subject to Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. The participation of any Potential Hired Employee in the Retention Program shall be subject to the terms and conditions thereof.
(d)Buyer shall reimburse Seller or its applicable Affiliate for the actual costs incurred by Seller and its Affiliates in respect of payments made through the payroll system of Seller or its Affiliates to eligible Business Employees pursuant to the Retention Program (including, without limitation, the employer portion of all employment, payroll, social security, unemployment or similar Taxes payable with respect to such payments) within thirty (30) days following notice from Seller to Buyer regarding the aggregate amount of such payments.
(e)All offers of employment by Buyer made hereunder shall be made in coordination with Seller, and Seller shall use its commercially reasonable efforts to facilitate the communication of such offers. Buyer shall require that, as a condition of accepting employment by a Potential Hired Employee, such individual thereby voluntarily resigns from their employment with Seller and any of its Affiliates.
(f)Buyer shall keep Seller informed of the acceptance of employment offers by Potential Hired Employees as reasonably necessary and appropriate, taking into account the need to coordinate efforts under the Transition Services Agreement and the Master Aircraft Operating Agreement, and any partial termination of the services provided under such agreement(s) as a result of the transfer of any Acquired Aircraft to a Buyer (or Buyer Affiliate) Part 135 Certificate or otherwise. Buyer shall consult with Seller regarding the proposed employment start date for each Hired Employee, and shall in good faith consider any comments and/or concerns identified by Seller with respect thereto relating to Seller’s ability to continue to perform thereafter under the Transition Services Agreement and the Master Aircraft Operating Agreement. Each employee to whom Buyer has made an offer of employment that has been accepted is referred to herein as a “Hired Employee”.
(g)For the avoidance of doubt, Buyer is not obligated to hire any Potential Hired Employee, and, subject to the second sentence of Section 6.13(b) with respect to any employment offer made after the Baseline Retention Date, may make an offer of employment to any Potential Hired Employees it selects in its sole discretion.
(h)Seller shall take, or shall cause to be taken, all actions reasonably required to release, or cause to be released, each Hired Employee, effective as the date of hire by Buyer or an Affiliate of Buyer of such employee (to the extent in accordance with this Agreement), from any non-compete obligation to Seller or its Affiliates to the extent (and only to the extent) such

Contract or obligation limits or restricts such Hired Employee from being employed by or providing services to Buyer or any of its Affiliates.
(i)It is understood and agreed that (i) Buyer’s expressed intention to extend offers of employment as set forth in this section shall not constitute any commitment, or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and (ii) employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at any time for any reason. Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees. Buyer shall set its own initial terms and conditions of employment for the Hired Employees, including work rules, benefits and salary and wage structure, all as permitted by Applicable Laws.
Section 6.14    Exclusivity.
(a)From the date hereof through the Closing or earlier termination of this Agreement in accordance with Article VIII, each of the Seller Parties agrees not to, and shall cause their respective Affiliates and Representatives not to, directly or indirectly, accept, solicit, initiate, encourage, facilitate, continue, enter into or participate in any way in discussions, negotiations or communications with, or provide any information or assistance to, or enter into any agreement, understanding, commitment or letter of intent with, any Person or group of Persons (other than WUEI, Buyer and their respective Affiliates) concerning any (i) any direct or indirect sale, disposition or redemption of, or granting an option or right of first refusal to purchase, all or a significant amount of the equity securities of Seller (excluding the issuance or repurchase of equity interests by Seller to or from its employees in the ordinary course of business, to the extent not otherwise prohibited by Section 6.1(b)), (ii) the direct or indirect sale, lease, transfer, assignment or disposition (including any license) of all or a material portion of the assets or business of Seller, including any of the Acquired Assets, or (iii) any merger, reorganization, recapitalization, consolidation, liquidation or similar transaction involving Seller, in each case, other than pursuant to the transactions contemplated by this Agreement (each such transaction, a “Competing Transaction”).
(b)If, at any time between the date hereof and the Closing or the earlier termination of this Agreement in accordance with Article VIII, either of the Seller Parties or any of their respective Affiliates or Representatives is approached by a third party concerning a Competing Transaction, the Seller Parties shall promptly inform Buyer of such contact and the details of such proposal.

ARTICLE VII
CONDITIONS PRECENDENT
Section 7.1    Conditions to Obligations of All Parties. The obligations of each Party to effect the transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of the following conditions:
(a)No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity preventing the consummation of the transactions contemplated by this Agreement and the other Transaction Documents shall be in effect.
(b)No action shall have been taken nor any statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity in either case that prohibits consummation of the transactions contemplated hereby.
Section 7.2    Conditions to Obligations of Buyer. The obligations of Buyer to effect the transactions contemplated hereby is subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived, in whole or in part, by Buyer:
(a)Each of the representations and warranties of the Seller Parties set forth in this Agreement (except for the Seller Party Fundamental Representations) shall be true and correct in all respects as of date hereof and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are made as of another date, which shall be so true and correct as of such date) without giving effect to any limitation or qualification as to “materiality”, “material” or “Material Adverse Effect” set forth therein; provided, however, that this condition shall be deemed to have been satisfied with respect to such representations unless the failure of such representations and warranties to be so true and correct results in a Material Adverse Effect, and each of the Seller Party Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies) as of date hereof and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are made as of another date, which shall be so true and correct as of such date).
(b)Each Seller Party shall have performed or complied with in all material respects all obligations and covenants required to have been performed or complied with by it under this Agreement and the other Transaction Documents at or prior to the Closing Date, provided, however, that Seller’s obligations pursuant to Section 3.2 and Section 6.9 hereof shall have been performed in all respects (other than de minimis breaches, in the case of Section 6.9 only).
(c)Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of each Seller Party, that each of the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied (the “Seller Party Closing Certificate”).

(d)The Inspection, as set forth in Section 6.9, for each Acquired Aircraft shall have been completed (to the extent Buyer has requested (or deemed to have requested) an Inspection), and each Acquired Aircraft (other than any Acquired Aircraft in respect of which Buyer has terminated this Agreement pursuant to Section 8.1(c)) shall be in the Aircraft Delivery Condition; provided, that this condition shall be deemed satisfied with respect to any Discrepancy for which the procedure set forth in Section 6.9(e) has been completed in accordance therewith.
(e)With respect to any maintenance, service, tracking, or similar programs in place with respect to the Acquired Aircraft on the Closing Date (collectively, the “Maintenance Programs”), Seller shall have provided confirmation in writing that all Maintenance Programs have been fully paid current through the Closing Date (with no negative balances), or confirmation in writing that the Maintenance Programs will be paid current from the sale proceeds at Closing and will (i) be transferable to Buyer and included in the Acquired Assets or (ii) that Buyer will be able to enter into a follow on program post-Closing if the Maintenance Program is non-transferrable at the time of Closing, with all transfer or follow-on costs paid by Buyer.
(f)The number of Acquired Aircraft shall be equal to or greater than fifteen (15).
(g)All items required to be delivered by Seller at the Closing pursuant to Section 3.2 shall have been delivered.
Section 7.3    Conditions to Obligations of Seller. The obligations of Seller to effect the transactions contemplated hereby is subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived, in whole or in part, by Seller:
(a)Each of the representations and warranties of Buyer set forth in this Agreement (except for the Buyer Fundamental Representations) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of such time (other than such representations and warranties that are made as of another date, which shall be so true and correct as of such date) without giving effect to any limitation or qualification as to “materiality” or “material” set forth therein; provided, however, that this condition shall be deemed to have been satisfied with respect to such representations unless the failure of such representations and warranties to be so true and correct materially and adversely affects Buyer’s ability to consummate the transactions contemplated hereby, and the Buyer Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies) as of the date hereof and as of the Closing Date as though made on and as of such time (other than such representations and warranties that are made as of another date, which shall be so true and correct as of such date).
(b)Buyer shall have performed or complied with in all material respects all obligations and covenants required to have been performed or complied with by them under this Agreement and the other Transaction Documents at or prior to the Closing Date; provided, however, that Buyer’s obligations pursuant to Section 3.2 and Section 6.9 hereof shall have been performed in all respects (other than de minimis breaches, in the case of Section 6.9 only).
(c)Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied (the “Buyer Closing Certificate”).
(d)All items required to be delivered by Buyer at the Closing pursuant to Section 3.2 shall have been delivered.
ARTICLE VIII
TERMINATION
Section 8.1    Termination. This Agreement and the transactions contemplated hereby may be terminated prior to the Closing:
(a)by mutual written consent of Buyer and Seller;
(b)by Buyer or Seller:
(i)if there shall have been any breach by the other Party (which, in the case of a termination by Seller, shall include a breach by Buyer, and in the case of a termination by Buyer, shall include a breach by either Seller Party) of any representation, warranty, covenant or agreement set forth in this Agreement, which breach (A) would give rise to the failure of a condition set forth in Article VII in the favor of the terminating party and (B) is not capable of being cured, or if capable of being cured, has not been cured within thirty (30) days (the “Cure Period”), following receipt by the non-terminating Party of written notice of such breach; provided, however, that the Cure Period shall not apply with respect to a breach of any covenant or agreements to be performed at the Closing;
(ii)if a court of competent jurisdiction or other Governmental Entity shall have issued an Order or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or by the other Transaction Documents and such Order shall have become final and nonappealable, or there shall be any statute, rule or regulation enacted or promulgated by any Governmental Entity which prohibits the consummation of the transactions contemplated hereby or by the other Transaction Documents; provided, that neither Buyer nor Seller may terminate this Agreement pursuant to this Section 8.1(b)(ii) if the issuance of such Order, the taking of such action, or the making of any such statute, rule or regulation was primarily due to the terminating party’s material breach of any of its representations, warranties, covenants or other agreements hereunder; and
(iii)if the Closing shall not have occurred on or before December 31, 2024; provided, that if a Cure Period has not expired prior to such date, then the Party who is not the breaching Party (with respect to such Cure Period) shall have the right to extend the Outside Date to the first Business Day after the last day of such Cure Period (the above date as it may be extended in accordance with the terms hereof, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to any Party whose material breach (or whose Affiliate’s material breach) of any representation or warranty or whose failure to perform or observe in any material respect any covenant or obligation contained in this Agreement has been the primary cause of or primarily resulted in the failure of the Closing of the transactions contemplated by this Agreement or the other Transaction Documents to occur on or before the Outside Date; provided, further, that neither Buyer nor Seller shall have the right to termination this Agreement under this Section 8.1(b)(iii) in the event the other party has initiated proceedings to specifically enforce this Agreement while such proceedings are still pending;
(c)by Buyer, with respect to any Acquired Aircraft for which any Significant Finding was made, within three (3) Business Days after receiving the Inspection Report revealing any such Significant Finding; provided, for the avoidance of doubt, that such termination shall only be with respect to such Acquired Aircraft and this Agreement shall not be deemed terminated with respect to all other Acquired Aircraft; or
(d)by Seller after the Inside Date if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, which conditions would have been capable of being satisfied if the Closing had occurred on the date of the notice referred to in the following clause (ii) or the failure of which to be satisfied is in any material part due to a breach by Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement), (ii) Seller has irrevocably confirmed by written notice to Buyer that all conditions set forth in Section 7.3 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, which conditions would have been capable of being satisfied if the Closing had occurred on such date) or that it would be willing to waive any unsatisfied conditions in Section 7.3 and is ready, willing and able to effect the Closing and (iii) Buyer fails to consummate the transactions contemplated by this Agreement within five (5) Business Days following the delivery of the notice from Seller described in the preceding clause (ii) (and the requirements of clause (i) remain satisfied as of such date).
Any termination pursuant to this Section 8.1 (other than a termination pursuant to clause (a) hereof) shall be effected by written notice from Buyer to the Seller Parties, or from Seller to Buyer, as the case may be, which notice shall specify the Section hereof pursuant to which this Agreement is being terminated.
Section 8.2    Buyer Termination Fee.
(a)If Seller validly terminated this Agreement pursuant to Section 8.1(b)(i) or Section 8.1(d) (or if this Agreement is terminated by Buyer or Seller pursuant to Section 8.1(b)(iii) and at such time Seller could have terminated this Agreement pursuant to Section

8.1(b)(i) or Section 8.1(d)), then in either case the Buyer Termination Fee shall be payable in accordance with Section 8.2(b).
(b)In the event the Buyer Termination Fee is payable, such fee shall be paid by Buyer in cash, by wire transfer of immediately available funds to an account or accounts designated by Seller, within one (1) Business Day after the date on which this Agreement is terminated.
(c)If Buyer fails to pay the Buyer Termination Fee when due, Buyer shall also pay to Seller all of Seller’s reasonable documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) in connection with its efforts to collect the Buyer Termination Fee (including any Action).
(d)Each of the Parties acknowledges and agrees that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this agreement, and that without these agreements, Seller would not enter into this Agreement, and that any amounts payable pursuant to this Section 8.2 do not constitute a penalty.
Section 8.3    Effect of Termination.
(a)In the event of the termination of this Agreement by either Buyer or Seller as provided in Section 8.1, this Agreement shall forthwith become void and of no further force or effect with no liability or obligation hereunder on the part of any Party, or their respective Affiliates, officers, directors, employees, members or equityholders, except (a) the indemnification and reimbursement obligations set forth in Section 6.9, Section 8.2, this Section 8.3 and Article IX shall survive such termination and remain valid and binding obligations of the Parties and (b) except as otherwise set forth in Section 8.3(b), the liability of any Party for any Fraud or willful breach by such Party of the covenants or agreements of such Party set forth in this Agreement occurring prior to the termination of this Agreement shall survive the termination of this Agreement and the non-breaching Party shall be entitled to pursue any and all legally available remedies. For purposes of this Agreement, “willful breach” means a willful act or failure to act that is in material breach of this Agreement and was taken, or not taken, with the actual knowledge that the taking of, or the failure to take, such act would, or would reasonably be expected to, cause a material breach of this Agreement. For the avoidance of doubt, in the event of the termination of this Agreement by either Buyer or Seller as provided in Section 8.1, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.
(b)Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 10.16, each of the Parties expressly acknowledges and agrees that if this Agreement is terminated under circumstances in which the Buyer Termination Fee is payable, Seller’s right to receive the Buyer Termination Fee pursuant to Section 8.2, constitutes the sole and exclusive remedy of the Seller Parties and their respective Affiliates (including the Seller Ultimate Parent) and any of their respective former, current or future general or limited partners, equityholders, members, managers, directors, officers, employees, agents or affiliates (collectively, including the Seller Parties, the “Seller Related Parties”) against Buyer and its Affiliates and any of their respect former, current or future general or limited partners, equityholders, members, managers, directors, officers, employees, agents or Affiliates (collectively, including Buyer, the “Buyer Related Parties”) for all Losses in respect of this Agreement or the transactions contemplated by this Agreement, and upon payment of the Buyer Termination Fee to Seller pursuant to Section 8.2, none of the Buyer Related Parties shall have any further liability or obligation to any of the Seller Related Parties relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that Buyer shall continue to be obligated to Seller for the indemnification and reimbursement obligations set forth in Section 6.9 and the amounts payable under Section 8.2(c), if applicable, and the Confidentiality Agreement shall remain in full force and effect in accordance with its terms). Notwithstanding anything to the contrary in this Agreement, if the Closing does not occur for any reason, in no event shall any Seller Related Party be entitled to monetary damages (whether such damages are sought at law, in equity, in contract, in tort or otherwise), individually or in the aggregate, in excess of an amount equal to the Buyer Termination Fee, together with any indemnification and reimbursement obligations set forth in Section 6.9 and the amounts payable under Section 8.2(c), for any and all liabilities, losses, damages, obligations, costs or expenses suffered or incurred by any Seller Related Party in connection with this Agreement, any agreement executed in connection herewith (including the Debt Financing Commitment and the Debt Fee Letter) and the transactions contemplated hereby or thereby (and the abandonment or termination of the transactions contemplated hereby or thereby) or any breach (whether such breach was a “willful breach” or otherwise) of this Agreement or any agreement executed in connection herewith or any representations, warranties, covenants or agreements contained herein or therein (or any oral representations made or alleged to be made in connection herewith or therewith); provided, that in no event will any Seller Related Party be entitled to payment of money damages prior to the termination of this Agreement.
ARTICLE IX
INDEMNIFICATION
Section 9.1    Survival of Representations, Warranties and Covenants. All representations and warranties in this Agreement or in any certificate delivered pursuant hereto shall terminate effective as of the Closing and there shall be no liability in respect thereof, whether such liability has accrued prior to or after the Closing, on the part of any Party, its Affiliates or any of their respective officers, directors, agents or other Representatives, other than the Fundamental Representations, which shall survive the Closing indefinitely. All covenants in this Agreement that require performance prior to Closing shall survive the Closing and expire on the six (6) month anniversary of the Closing. All other covenants shall survive until they are fully performed. Notwithstanding the foregoing or anything herein to the contrary, nothing contained herein shall limit the Parties’ rights or remedies in respect of Fraud or with respect to any representation made in a Warranty Bill of Sale. For the avoidance of doubt, the Parties agree that a Warranty Bill of Sale is not a “certificate” hereunder.

Section 9.2    Indemnification.
(a)Subject to the limitations set forth in this Article IX, from and after the Closing, the Seller Parties shall, jointly and severally, indemnify, defend and hold Buyer and its Affiliates, and their respective equityholders, officers, directors, employees, agents, and other Representatives, successors and assigns (each, a “Buyer Indemnitee”) harmless from, and reimburse each Buyer Indemnitee for, the amount of any and all costs or expenses (including reasonable attorney’s fees and expenses, whether or not arising out of a third party claim), judgments, fines, claims, losses, Taxes, damages (excluding special and punitive damages except to the extent awarded as a result of a Third-Party Claim) and assessments (collectively, “Losses”) incurred by a Buyer Indemnitee arising out of:
(i)any failure of any Fundamental Representations to be true and correct;
(ii)any breach by any Seller Party of any of its covenants or agreements contained herein; and
(iii)any Excluded Asset or Excluded Liability.
(b)Subject to the limitations set forth in this Article IX, from and after the Closing, Buyer shall, jointly and severally, indemnify, defend and hold the Seller Parties and their respective Affiliates, equityholders, officers, directors, employees, agents, and other Representatives, successors and assigns (each, a “Seller Indemnitee”) harmless from, and reimburse each Seller Indemnitee for, the amount of any Losses incurred by a Seller Indemnitee arising out of:
(i)any failure of any Buyer Fundamental Representation to be true and correct;
(ii)any breach by Buyer of any of its covenants or agreements contained herein;
(iii)any Assumed Liability; and
(iv)except as otherwise set forth in any other Transaction Document, including the Transition Services Agreement and the Master Aircraft Operating Agreement, the ownership, operation and use of the Acquired Assets by Buyer and/or its Affiliates, in each case arising after the Closing.
Section 9.3    Calculation of Losses; Determination of Application.
(a)For the purposes of calculating Losses to which a Seller Indemnitee or Buyer Indemnitee is entitled to indemnification under this Article IX, such Losses (i) shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement, (ii)

shall be reduced by the amount of any proceeds that any Seller Indemnitee or Buyer Indemnitee actually received net of any costs of recovery arising therefrom, pursuant to the terms of any insurance policies or other collateral sources of recovery in relation to the applicable claim; provided, however, that such Seller Indemnitee or Buyer Indemnitee shall promptly reimburse the applicable Indemnifying Party for any subsequent recoveries under its insurance policies or other collateral sources of recovery in respect of a claim if such claim was previously indemnified hereunder so as to avoid a double recovery and (iii) shall not include consequential damages (other than in respect of any breach of Section 6.7), lost profits, opportunity costs, diminution in value, damages based upon a multiple of earnings or similar financial measure or exemplary or punitive damages, in each case, except to the extent awarded against an Indemnified Person in a Third-Party Claim.
(b)Notwithstanding anything to the contrary contained herein, an Indemnified Person’s right to indemnification, payments of Losses or any other remedy based on the representations, warranties, covenants and agreements contained in this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time by any Party, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification, payment of Losses, or any other remedy based on such representations, warranties, covenants and agreements.
(c)The Buyer Indemnitees shall only be entitled to indemnification pursuant to Section 9.2(a)(i) and Section 9.2(a)(ii) (solely with respect to pre-Closing covenants) in an aggregate amount that does not exceed the Base Purchase Price (which, for the avoidance of doubt, takes into account the aggregate Excluded Aircraft Adjustment Amount(s) of all Excluded Aircraft (if any)).
(d)The Seller Indemnitees shall only be entitled to indemnification pursuant to Section 9.2(b)(i) and with respect to Section 9.2(b)(ii) (solely as relating to pre-Closing covenants) in aggregate amount that does not exceed the Base Purchase Price (which, for the avoidance of doubt, takes into account the aggregate Excluded Aircraft Adjustment Amount(s) of all Excluded Aircraft (if any)).
Section 9.4    Indemnification Procedures. The following procedures shall govern claims for indemnification under this Section 9.4:
(a)In order for a Buyer Indemnitee or Seller Indemnitee (the “Indemnified Person”) to be entitled to any indemnification provided for under this Article IX in respect of a claim made against the Indemnified Person by any Person who is not a party to this Agreement (a “Third-Party Claim”), such Indemnified Person shall notify the party against whom indemnification is sought (the “Indemnifying Party”) in writing of the Third-Party Claim promptly (and in any event not more than thirty (30) days) following receipt by such Indemnified

Person of notice of the Third-Party Claim; provided, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been prejudiced as a result of such failure. Such notice by the Indemnified Person shall describe the Third-Party Claim in reasonable detail (and shall include copies of all material written documents evidencing such claim, as applicable) and shall indicate the estimated amount, if and to the extent reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Person.
(b)If a Third-Party Claim is made against an Indemnified Person, the Indemnifying Party shall be entitled, by giving written notice to the Indemnified Person within twenty (20) days of notice of such Third-Party Claim pursuant to Section 9.4(a), to assume the defense thereof with counsel selected by the Indemnifying Party; provided, that, and for so long as, (i) such Third-Party Claim (A) is not a criminal action made by or on behalf of any Governmental Entity, (B) does not seek an injunction or other equitable relief as one of the primary forms of relief for such Third-Party Claim, and (C) is reasonably expected to be resolved by money damages alone, subject to the limitations set forth in this Article IX, and (ii) there are no actual or potential conflicts of interest between the Indemnified Person and the Indemnifying Party such that representation by the same counsel or control by the Indemnifying Party would be inappropriate. Subject to the immediately preceding sentence, should the Indemnifying Party so elect to assume the defense of a Third-Party Claim and thereafter continue to diligently defend such Third-Party Claim, (x) the legal expenses incurred by the Indemnified Person in connection with the defense thereof shall no longer be indemnifiable hereunder and (y) the Indemnified Person shall have the right to participate in the defense thereof and to employ counsel, in each case at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense in such situation; provided, that the reasonable fees and expenses of outside counsel employed by the Indemnified Person for any period during which the Indemnifying Party has not assumed such defense or after the Indemnifying Party fails to diligently defend such Third-Party Claim shall be indemnifiable hereunder.
(c)If the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnified Person shall reasonably cooperate in the defense or prosecution thereof. The Indemnifying Party shall not admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnifying Party shall not agree to any settlement, compromise or discharge of a Third-Party Claim without prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that such consent shall not be required if such settlement (x) relates solely to monetary damages that will be indemnified by the Indemnifying Party, (y) includes as an express term thereof the giving by the Person(s) asserting such claim to all Indemnified Persons of an unconditional release from all liability with respect to such claim or consent to entry of any judgment and (z) does not contain any admission of liability, or violation of the rights of any Person, on the part of the Indemnified Person.

(d)Any claim by an Indemnified Person on account of a Loss which does not result from a Third-Party Claim shall be asserted by the Indemnified Person giving the Indemnifying Party written notice thereof.
Section 9.5    Manner of Payment.
(a)Any indemnification of a Buyer Indemnitee pursuant to Section 9.2(a) shall be satisfied directly from the Seller Parties.
(b)Any indemnification of a Seller Indemnitee pursuant to Section 9.2(b) shall be satisfied directly from the Buyer.
(c)Any indemnification of an Indemnified Person pursuant to this Article IX shall be effected by wire transfer of immediately available funds from the Indemnifying Party to the account(s) designated by the applicable Indemnified Person within five (5) days after the determination thereof.
Section 9.6    Treatment of Indemnity Payments. All payments made to or for the benefit of an Indemnified Person pursuant to this Article IX shall be treated as adjustments to the purchase price for Tax purposes, unless otherwise required by law, and such agreed treatment shall govern for purposes of this Agreement.
Section 9.7    Indemnification Exclusive Remedy. Except for (a) remedies (i) that cannot be waived as a matter of law and injunctive or provisional relief or (ii) contemplated by Section 10.16, (b) claims, rights or remedies related to Fraud and (c) claims, rights or remedies arising out of the Warranty Bill of Sale (clauses (a)-(c) collectively, the “Retained Claims”), from and after the Closing, indemnification pursuant to the provisions of this Article IX shall be the sole and exclusive remedy of the Parties with respect to any and all matters arising under or relating to a breach of a representation or warranty or any covenant, agreement or other obligation contained in this Agreement, and the only Action at law that may be asserted by any Party with respect to any such matter (for the avoidance of doubt, excluding Retained Claims) shall be a contract action to enforce, or to recover damages for the breach of, this Article IX. For the avoidance of doubt, the limitations set forth in this Section 9.7 shall not apply to any claim for Losses pursuant to any other agreement contemplated hereby.
ARTICLE X
MISCELLANEOUS
Section 10.1    Amendment and Waiver. The provisions of this Agreement may only be amended, modified or waived if such amendment, modification or waiver is set forth in a writing executed by Buyer, Seller and Seller Ultimate Parent. The failure of a Party at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver of any provision of this Agreement in any one or more instances shall be deemed to be a further or continuing waiver of such provision or of any other provision of this Agreement.

Section 10.2    Notices. Any notice, request, instruction or other document to be given hereunder by a Party shall be in writing and shall be deemed to have been given, (a) when received if given in person or by courier or a courier service, (b) on the date of transmission if sent by electronic mail in portable document (i.e., .pdf) format with confirmation of delivery or (c) on the next Business Day if sent by an overnight delivery service:
If to Buyer:
c/o Wheels Up Experience Inc.
601 West 26th Street, Suite 900
New York, NY 10001
Attention:    Matthew Knopf &
Mark Sorensen
Email:        [***] & [***]

with a copy (which copy shall not constitute notice) to:

Arnold & Porter Kaye Scholer LLP
250 West 55th Street
New York, New York 10019
Attention:    Thomas Yadlon
John Geelan
Email:         [***]
[***]

If to Seller:

Grandview Aviation LLC
4400 Hwy 121, Suite 700
Lewisville, TX 75056
Attention:     Randall Strozyk
Thomas Cook
Kevin May
Email:        [***]
[***]
[***]

with a copy (which copy shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:    Matthew B. Rogers
Email:        [***]

If to Seller Ultimate Parent:

Global Medical Response, Inc.
4400 Hwy 121, Suite 700
Lewisville, TX 75056
Attention:    Randall Strozyk
Thomas Cook
Kevin May
Email:        [***]
[***]
[***]

with a copy (which copy shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:    Matthew B. Rogers
Email:        [***]

Any of the above addresses may be changed at any time by notice given as provided above.
Section 10.3    Binding Agreement; Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto, whether by operation of law or otherwise; provided, however, that Buyer may at any time assign all or any portion of its rights under this Agreement, including the right to acquire any of the Acquired Aircraft, to one or more of its Affiliates, provided, that no such assignment shall relieve Buyer of any of its obligations hereunder. Any attempted assignment of this Agreement not in accordance with the terms of this Section 10.3 will be void. Notwithstanding anything herein to the contrary, any Taxes as a result of an assignment by Buyer pursuant to this Section 10.3 shall be borne exclusively by Buyer or its Affiliates.
Section 10.4    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
Section 10.5    Other Definitional Provisions. The terms “hereof,” “herein” and “hereunder” and terms of similar import will refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, Section, clause, subsection, Exhibit and Schedule references contained in this Agreement are references to Articles, Sections, clauses, subsections, Exhibits and Schedules in or attached to this Agreement, unless otherwise specified. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender neutral form. Whenever the terms “include” or “including” are used in this Agreement (whether or not such terms are followed by the phrase “but not limited to” or “without limitation” or words of similar effect) in connection with a listing of items within a particular classification, that listing will be interpreted to be illustrative only and will not be interpreted as a limitation on, or an exclusive listing of, the items within that classification. Each reference in this Agreement to any Applicable Laws will be deemed to include such Applicable Laws as it hereafter may be amended, supplemented or modified from time to time and any successor thereto, unless such treatment would be contrary to the express terms of this Agreement. Whenever any amount is stated in this Agreement in “Dollars” or by reference to the “$” symbol, such amount shall be United States dollars. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean “if”. If a document or material has been “made available” to Buyer, such phrase means that such document or material has been made available to Buyer in the Data Room or Buyer has otherwise specifically acknowledged receipt of such document or material in writing, in each case, at least forty-eight (48) hours prior to the execution of this Agreement.
Section 10.6    Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.
Section 10.7    Entire Agreement. This Agreement (including the Exhibits and the Schedules), the other Transaction Documents, the Confidentiality Agreements and all other agreements, documents, instruments and certificates referred to herein or delivered pursuant hereto, contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, whether written or oral, which may have related to the subject matter hereof in any way.
Section 10.8    Counterparts and Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or as a .pdf attachment to electronic mail (including those executed by DocuSign or similar electronic signature software) shall be as effective as delivery of a manually executed counterpart to this Agreement.

Section 10.9    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR THE TRANSACTIONS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.
Section 10.10    Public Announcements. The Parties shall agree on the contents of the initial press release announcing the execution of this Agreement, which may be released by Buyer at any time on or after the date hereof, and may thereafter be republished by Seller and notified to the media by Seller, in each case in the manner agreed in writing by Buyer and Seller prior to the date hereof. Buyer, on the one hand, and the Seller Parties, on the other, shall consult with each other and seek each other’s prior written consent (such consent not to be unreasonably withheld; delayed or conditioned) before issuing any other press release, or otherwise making any other public statements, with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation and consent; provided, that (a) each Party may make (i) any such announcement which it in good faith believes is necessary in connection with any requirement of Applicable Law or the listing standards or other rules of any securities exchange upon which the securities of such Party or any of its Affiliates is listed after providing the other Party reasonable time to comment on such announcement in advance of such issuance, and shall consider such comments in good faith and (ii) internal announcements to its respective employees that are not inconsistent in any material respect with the Parties’ prior public disclosures regarding the transactions contemplated by this Agreement and (b) Buyer may make public statements and/or public announcement (including as part of a press release) that are consistent with the disclosures previously made in any approved press release without obtaining the written consent of Seller.
Section 10.11    Jurisdiction and Venue. IN THE EVENT ANY PARTY TO THIS AGREEMENT COMMENCES ANY ACTION IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, WITH RESPECT TO ANY OF THE MATTERS

DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, THE PARTIES TO THIS AGREEMENT HEREBY (A) AGREE THAT ANY ACTION SHALL BE INSTITUTED IN THE CHANCERY COURT OF THE STATE OF DELAWARE AND ANY STATE APPELLATE COURT THEREFROM LOCATED WITHIN THE STATE OF DELAWARE (OR, IF THE CHANCERY COURT OF THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE); (B) AGREE THAT IN THE EVENT OF ANY SUCH ACTION, SUCH PARTIES WILL CONSENT AND SUBMIT TO PERSONAL JURISDICTION IN ANY SUCH COURT DESCRIBED IN CLAUSE (A) OF THIS SECTION 10.11 AND TO SERVICE OF PROCESS UPON THEM IN ACCORDANCE WITH THE RULES AND STATUTES GOVERNING SERVICE OF PROCESS (IT BEING UNDERSTOOD THAT NOTHING IN THIS SECTION 10.11 SHALL BE DEEMED TO PREVENT ANY PARTY FROM SEEKING TO REMOVE ANY ACTION TO A FEDERAL COURT IN THE STATE OF DELAWARE); (C) AGREE TO WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION IN ANY SUCH COURT OR THAT ANY SUCH ACTION WAS BROUGHT IN AN INCONVENIENT FORUM; (D) AGREE TO NOTIFY THE OTHER PARTIES TO THIS AGREEMENT IMMEDIATELY IF SUCH AGENT SHALL REFUSE TO ACT, OR BE PREVENTED FROM ACTING, AS AGENT AND, IN SUCH EVENT, PROMPTLY TO DESIGNATE ANOTHER AGENT IN THE STATE OF DELAWARE, SATISFACTORY TO THE PARTIES, TO SERVE IN PLACE OF SUCH AGENT AND DELIVER TO THE OTHER PARTY WRITTEN EVIDENCE OF SUCH SUBSTITUTE AGENT’S ACCEPTANCE OF SUCH DESIGNATION; (E) AGREE THAT SERVICE OF PROCESS IN ANY LEGAL PROCEEDING BY DELIVERY OF COPIES THEREOF TO SUCH PARTY AT ITS ADDRESS SET FORTH IN SECTION 10.2 FOR COMMUNICATIONS TO SUCH PARTY SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION BROUGHT IN ANY SUCH COURT; (F) AGREE THAT ANY SERVICE MADE AS PROVIDED HEREIN SHALL BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (G) AGREE THAT NOTHING HEREIN SHALL AFFECT THE RIGHTS OF ANY PARTY TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
Section 10.12    Governing Law. THIS AGREEMENT AND ANY DISPUTES OR ACTIONS (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, ANY RELATED AGREEMENT, OR THE NEGOTIATION, EXECUTION, PERFORMANCE, NON-PERFORMANCE; INTERPRETATION, TERMINATION OR CONSTRUCTION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF TO THE EXTENT SUCH PRINCIPLES WOULD REQUIRE OR PERMIT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

Section 10.13    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its successors and permitted assigns. Nothing in this Agreement is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except as expressly set forth herein.
Section 10.14    Rules of Construction.
(a)    Each of the Parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is hereby expressly waived.
(b)    The inclusion of any information in the Disclosure Schedule or the Buyer Disclosure Schedule shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Disclosure Schedule or the Buyer Disclosure Schedule, that such information is required to be listed in the Disclosure Schedule or the Buyer Disclosure Schedule that such items are material to the applicable Party. The headings, if any, of the individual sections of the Disclosure Schedule or the Buyer Disclosure Schedule are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The disclosure of an item in one section of the Disclosure Schedule or the Buyer Disclosure Schedule as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent on the face of such item.
Section 10.15    Expenses. Except as otherwise expressly provided herein, Buyer, on the one hand, and the Seller Parties, on the other, shall each pay all of their own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, advisors, accountants, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred by such Person in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Transaction Documents, the performance of their respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.
Section 10.16    Enforcement.
(a)The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by the Parties, at any time, were not performed in accordance with their specific terms or were otherwise breached. Subject to Section 10.16(b), it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled pursuant to the terms of this Agreement, at law or in equity, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting a bond or other form of security, in addition to any other remedy to which it may be entitled, at law or in equity, it being agreed that remedies hereunder are cumulative. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges and agrees that, subject to Section 8.2(b), the existence of any other remedy contemplated by this Agreement does not diminish the availability of injunctive relief or specific performance. In the event that any Action should be brought in equity to enforce any of the provisions of this Agreement, no Party will allege, and each Party hereby waives the defense, that there is an adequate remedy under Applicable Law, and each Party agrees to waive any requirement for the securing or posting of any bond in connection therewith.
(b)Notwithstanding anything herein to the contrary, it is acknowledged and agreed that Seller shall be entitled to specific performance of Buyer’s obligations to consummate the Closing only in the event that each of the following conditions has been satisfied: (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, which conditions are capable of being satisfied at the Closing), (ii) Seller has confirmed by written notice to Buyer that all conditions set forth in Section 7.3 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, which conditions are capable of being satisfied at Closing) or that it would be willing to waive any unsatisfied conditions in Section 7.3 and is ready, willing and able to effect the Closing, (iii) Buyer fails to complete the Closing at the date specified to be the Closing Date in accordance with Section 3.1 and (iv) the Debt Financing has been funded or will be funded at the Closing. For the avoidance of doubt, Seller shall not be entitled to enforce specifically Buyer’s obligation to consummate the Closing if the Debt Financing has not been funded or will not be funded at the Closing.
(c)For the avoidance of doubt, while Seller may pursue both a grant of specific performance with respect to the Closing in accordance with Section 10.16(b) and the payment of the Buyer Termination Fee under Section 8.2(b), under no circumstances shall Seller be permitted or entitled to receive both a grant of specific performance and payments of the Buyer Termination Fee.
Section 10.17    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, this Agreement may only be enforced against, and any claims or causes of action for breach of this Agreement may only be made against the entities that are expressly identified as Parties and, no other Person shall have any liability for any Liabilities of the Parties to this Agreement for any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith. Except as otherwise expressly provided herein, no Person who is not a named party to this Agreement, including any director, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney or representative of any named party to this Agreement (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any Liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation, execution or performance; and each Party waives and releases all such Liabilities against any such Non-Party Affiliates.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.
WHEELS UP PARTNERS LLC

By: /s/ George Mattson
Name: George Mattson
Title: Chief Executive Officer

[Signatures continue on following page]

Signature Page to
Asset Purchase Agreement

GRANDVIEW AVIATION LLC

By: /s/ Nick Loporcaro
Name: Nick Loporcaro
Title: Executive Chairman

GLOBAL MEDICAL RESPONSE, INC.

By: /s/ Nick Loporcaro
Name: Nick Loporcaro
Title: President & Chief Executive Officer

Signature Page to
Asset Purchase Agreement

EXHIBIT A
FORM OF
BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT
(See attached.)

EXHIBIT B
FORM OF
GRP TERMINATION NOTICE
(See attached.)

EXHIBIT C
FORM OF
MASTER AIRCRAFT OPERATING AGREEMENT
(See attached.)

EXHIBIT D
FORM OF
TRANSITION SERVICES AGREEMENT
(See attached.)

EXHIBIT E-1
FORM OF
WARRANTY BILL OF SALE
(See attached.)

EXHIBIT E-2
FORM OF
FORM OF ASSIGNMENT OF WARRANTIES AND OTHER RIGHTS
(See attached.)

EXHIBIT E-3
FORM OF
AIRCRAFT DELIVERY RECEIPT
(See attached.)

EXHIBIT F
FORM OF
GUARANTY
(See attached.)

EXHIBIT G
INSPECTION WORKSCOPE
(See attached.)

EXHIBIT H
FORM OF
TECHNICAL ACCEPTANCE LETTER
(See attached.)

EXHIBIT I
FORM OF
MEMBERSHIP AGREEMENT
(See attached.)